                            STOCK PURCHASE AGREEMENT

                            dated as of May 14, 1999

                                     between

                            PEARSON SERVICES LIMITED

                                       and

                            INFORMATION HOLDINGS INC.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I. DEFINITIONS.........................................................1
     SECTION 1.1. Certain Defined Terms........................................1
     SECTION 1.2. Other Defined Terms..........................................7
     SECTION 1.3. Terms Generally..............................................7

ARTICLE II. PURCHASE AND SALE..................................................8
     SECTION 2.1. Purchase and Sale............................................8
     SECTION 2.2. Purchase Price; Allocation of Purchase Price.................8
     SECTION 2.3. Closing......................................................8
     SECTION 2.4. Closing Deliveries by the Seller.............................9
     SECTION 2.5. Closing Deliveries by the Purchaser..........................9
     SECTION 2.6. Purchase Price Adjustment....................................9
     SECTION 2.7. Payments and Computations...................................12

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLER.....................12
     SECTION 3.1. Incorporation and Authority of the Seller and its
                  Affiliates..................................................12
     SECTION 3.2. Incorporation and Qualification of the Company..............13
     SECTION 3.3. Capital Stock of the Company................................13
     SECTION 3.4. No Conflict.................................................13
     SECTION 3.5. Consents and Approvals......................................14
     SECTION 3.6. Financial Information.......................................14
     SECTION 3.7. Absence of Certain Changes or Events........................15
     SECTION 3.8. Absence of Litigation.......................................15
     SECTION 3.9. Compliance with Laws........................................15
     SECTION 3.10. Governmental Licenses and Permits..........................15
     SECTION 3.11. The Assets.................................................16
     SECTION 3.12. Intellectual Property......................................16
     SECTION 3.13. Employee Benefits Matters..................................18
     SECTION 3.14. Taxes......................................................20
     SECTION 3.15. Environmental Matters......................................21
     SECTION 3.16. Material Contracts.........................................21
     SECTION 3.17. Brokers....................................................22
     SECTION 3.18. Real Property..............................................23
     SECTION 3.19. Undisclosed Liabilities....................................23
     SECTION 3.20. Insurance..................................................23
     SECTION 3.21. Claims Against Viacom......................................24
     SECTION 3.22. EXCLUSIVITY OF REPRESENTATIONS.............................24

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...................24
     SECTION 4.1. Incorporation and Authority of the Purchaser................25
     SECTION 4.2. No Conflict.................................................25
     SECTION 4.3. Consents and Approvals......................................25
     SECTION 4.4. Absence of Litigation.......................................26
     SECTION 4.5. Securities Matters..........................................26
     SECTION 4.6. Financial Ability...........................................26
     SECTION 4.7. Brokers.....................................................26
     SECTION 4.8. EXCLUSIVITY OF REPRESENTATIONS..............................26

ARTICLE V. ADDITIONAL AGREEMENTS..............................................27
     SECTION 5.1. Conduct of Business Prior to the Closing....................27
     SECTION 5.2. Access to Information.......................................29
     SECTION 5.3. Confidentiality.............................................30
     SECTION 5.4. Regulatory and Other Authorizations; Consents...............32
     SECTION 5.5. Intercompany Arrangements...................................33
     SECTION 5.6. Insurance...................................................33
     SECTION 5.7. Letters of Credit...........................................34
     SECTION 5.8. Financing...................................................35
     SECTION 5.9. Further Action..............................................35
     SECTION 5.10. Ancillary Agreement........................................36
     SECTION 5.11. Non-Competition............................................36
     SECTION 5.12. Non-Solicitation...........................................37
     SECTION 5.13. Closing Deliveries.........................................37
     SECTION 5.14. Additional Financial Statements and Information............37

ARTICLE VI. EMPLOYEE MATTERS..................................................38
     SECTION 6.1. Employees...................................................38
     SECTION 6.2. Health and Welfare Benefits.................................39
     SECTION 6.3. Retirement Plans............................................41
     SECTION 6.4. Severance Provisions........................................41
     SECTION 6.5. Indemnity...................................................41
     SECTION 6.6. No Third-Party Beneficiaries................................42

ARTICLE VII. TAX MATTERS......................................................42
     SECTION 7.1. Tax Indemnities.............................................42
     SECTION 7.2. Refunds and Tax Benefits....................................43
     SECTION 7.3. Contests....................................................45
     SECTION 7.4. Preparation of Tax Returns..................................46
     SECTION 7.5. Cooperation and Exchange of Information.....................46
     SECTION 7.6. Conveyance Taxes............................................47
     SECTION 7.7. Miscellaneous...............................................47

ARTICLE VIII.  CONDITIONS TO CLOSING..........................................47
     SECTION 8.1. Conditions to Obligations of the Seller.....................47
     SECTION 8.2. Conditions to Obligations of the Purchaser..................48
     SECTION 8.3. Fulfillment of Conditions...................................49

ARTICLE IX. TERMINATION, AMENDMENT AND WAIVER.................................49
     SECTION 9.1. Termination.................................................49
     SECTION 9.2. Effect of Termination.......................................49
     SECTION 9.3. Waiver......................................................50
     SECTION 9.4. Termination Fee.............................................50

ARTICLE X. INDEMNIFICATION....................................................50
     SECTION 10.1. Indemnification by the Purchaser...........................50
     SECTION 10.2. Indemnification by the Seller..............................51
     SECTION 10.3. Notification of Claims.....................................52
     SECTION 10.4. Exclusive Remedies.........................................53
     SECTION 10.5. Certain Adjustments........................................54

ARTICLE XI. GENERAL PROVISIONS................................................54
     SECTION 11.1. Survival...................................................54
     SECTION 11.2. Expenses...................................................54
     SECTION 11.3. Notices....................................................55
     SECTION 11.4. Public Announcements.......................................56
     SECTION 11.5. Headings...................................................56
     SECTION 11.6. Severability...............................................56
     SECTION 11.7. Entire Agreement...........................................56
     SECTION 11.8. Assignment.................................................56
     SECTION 11.9. No Third-Party Beneficiaries...............................57
     SECTION 11.10. Amendment.................................................57
     SECTION 11.11. Sections and Schedules....................................57
     SECTION 11.12. Governing Law; Submission to Jurisdiction, Waivers........57
     SECTION 11.13. Counterparts..............................................58
     SECTION 11.14. No Presumption............................................58
     SECTION 11.15. Guarantee.................................................58
     SECTION 11.16. Recovery of Litigation Expenses...........................58

EXHIBITS

Exhibit 1.1(a)  Form of Viacom Ancillary Agreement
Exhibit 5.13(a) Form of FIRPTA Certificate
Exhibit 5.13(c) Form of Opinion

     STOCK PURCHASE AGREEMENT, dated as of May 14,1999, between PEARSON SERVICES LIMITED, a corporation organized under the laws of the United Kingdom (the "Seller"), and INFORMATION HOLDINGS INC., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, all of the issued and outstanding shares of the capital stock (the "Shares") of Master Data Center, Inc., a Michigan corporation (the "Company"), upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     SECTION 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation.

     "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

     "Agreement" means this Agreement, including the Disclosure Schedule and all amendments hereto made in accordance with Section 11.10.

     "Ancillary Agreement" means the Viacom Ancillary Agreement.

     "Assets" means the assets of every type and description (including, without limitation, rights under Contracts) that are owned, leased or licensed by the Company, any Affiliate of the Company and any Affiliate of the Seller in connection with the Business.

     "Base Price" means $33,000,000.

     "Business" means the business conducted on the date hereof by the Company directly and indirectly through its Affiliates.

     "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

     "Closing Modified Working Capital" means the Modified Working Capital as of the close of business on the Closing Date.

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

     "Contract" means any agreement, lease, evidence of indebtedness, mortgage, indenture, security agreement, deed of trust or other contract, commitment or obligation.

     "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The term "Controlled" shall have a correlative meaning.

     "Disclosure Schedule" means the Disclosure Schedule delivered by the Seller to the Purchaser on the date hereof.

     "Environmental Law" means any Law or common law duty relating to pollution or protection of human health or the environment, including but not limited to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

     "Environmental Liability" means any claim or demand, order, suit, obligation, request for information, Action, liability, cost (including the cost of any investigation, testing, compliance or remedial action), damages (consequential or direct), Loss or expense (including reasonable attorneys' and consultants' fees and expenses) arising out of, relating to or resulting from any environmental matter or condition and related in any way to the Company, the Business or this Agreement or its subject matter, in each case whether arising or incurred before, on or after the Closing Date.

     "Environmental Permit" means any permit, approval, identification number, License or other authorization required under or issued pursuant to any Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Final MWC Statement" means the determination of the Closing Modified Working Capital that is final and binding on the parties, either through agreement by the parties or through the action of the Independent Accounting Firm in the manner set forth in Section 2.6.

     "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Hazardous Material" means (a) petroleum, petroleum products, by products or breakdown products, radioactive materials, friable asbestos or polychlorinated biphenyls, and (b) any chemical, material or substance defined or regulated as toxic or as a pollutant, contaminant or waste under any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "HSR Date" means that day on which any waiting period (or extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated.

     "Independent Accounting Firm" means (a) one of the nationally-recognized "big-five" public accounting firms mutually acceptable to the Seller and the Purchaser or (b) if the Seller and the Purchaser are unable to agree upon such a firm, then each party shall select one such firm and those two firms shall select a third such firm, in which event "Independent Accounting Firm" shall mean such third firm (but in no event shall such third firm be the firm providing the certification under Section 2.6(a)).

     "Intellectual Property" means: (i) trademarks and service marks, trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, including common law rights and all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, and all renewals of any of the foregoing;
(ii) patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or patents in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals, extensions or reexaminations thereof and improvements thereto; (iii) trade secrets, including confidential and other non-public information, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and applications or registrations in any jurisdiction for the foregoing; (v) database rights; (vi) Internet Web sites, domain names and registrations or applications for registration thereof;
(vii) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of any of the foregoing; (viii) all other proprietary rights; and (ix) all rights in any of the foregoing including rights provided by international treaties or conventions.

     "Interest Rate" means an interest rate per annum equal to the average of the rate per annum publicly announced by Citibank, N.A. or any successor thereto in New York, New York from time to time as its "base" rate, on each day during the period for which interest is to be paid.

     "IRS" means the United States Internal Revenue Service.

     "Knowledge of the Seller" or "Seller's Knowledge" or words of similar import means the actual knowledge of William Oldsey, Mark Clinton and Salvatore Caruso, in each case based upon due inquiry and reasonable investigation, unless otherwise expressly noted.

     "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

     "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, filings, qualifications, privileges, franchises and similar consents granted or issued by any Governmental Authority.

     "Lien" means any mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

     "Material Adverse Effect" means any event, change, effect, occurrence or state of facts that has had or is reasonably expected to have a material adverse effect on the business, results of operations or the financial condition of the Business; provided, however, that any adverse effect arising out of or resulting from (a) an event or series of events or circumstances affecting (i) the publishing industry generally or the particular segment in which the Business operates in any country in which the Business operates or (ii) the United States economy generally or the economy generally of any other country in which the Business operates or (b) the entering into of this Agreement or the consummation of the transactions contemplated hereby, shall be excluded in determining whether a Material Adverse Effect has occurred.

     "Modified Working Capital" means, for the Business as of a particular date of determination, total assets minus total liabilities (excluding for purposes of such calculation all (i) cash and cash equivalents (including deposits-in-transit), (ii) accounts receivable (including all applicable reserves and allowances for returns and bad debts) to the extent such accounts receivable are commingled with accounts of Seller, Viacom or any of their respective Affiliates, (iii) property, plant and equipment, net, (iv) intangible assets and goodwill, net, (v) other non-current assets, net, (vi) bonus accruals (including annual performance and sales related bonuses, retention bonuses and change of control management bonuses), (vii) long-term liabilities of any nature, (viii) liabilities for payroll costs, payroll taxes and employee benefits, (ix) Tax assets and liabilities, and (x) intercompany receivables and payables with Seller and its other Affiliates (other than with respect to amounts payable to third parties that have been processed centrally by the Seller or its Affiliates on behalf of the Company and limited to amounts so processed)), calculated pursuant to "hard close" procedures as of the close of business on the Closing Date on the basis and using the same accounting policies, principles, methodologies and estimates used in preparing the 1998 Pro Forma Financial Statements and the Statement of Modified Working Capital set forth in Schedule 2.6 and using the Specified Accounting Policies referred to in Schedule 2.6, which are more fully described in the Notes to the 1998 Pro Forma Financial Statements included in Section 3.6 of the Disclosure Schedule.

     "Permitted Liens" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings;
(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due;
(c) Liens incurred or deposits made in the ordinary course of business of the Business consistent with past practice in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the property or interfering with the ordinary conduct of the Business; (e) Liens not created by or through the Seller or the Company which affect the underlying fee interest of any Leased Real Property that do not materially interfere with the conduct of the Business as currently conducted; and (f) Liens incurred in the ordinary course of business of the Business consistent with past practice securing obligations or liabilities which are not individually or in the aggregate material to the relevant property excluding, however, in each instance any Lien imposed pursuant to Environmental Law.

     "Person" means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

     "Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date of any taxable period ending after the Closing Date.

     "Purchase Price" means the Base Price, as such amount may be adjusted after the Closing pursuant to Section 2.6 hereof.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

     "Tax" or "Taxes" means all foreign, federal, state or local income, excise, gross receipts, ad valorem, sales, use, service, capital stock, license, social security, workers compensation, utilities, excise, occupation, premium, employment, franchise, profits, gains, property, transfer, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

     "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, including any amended returns required as a result of examination adjustments by a Tax authority.

     "Viacom" means Viacom International Inc., a Delaware corporation.

     "Viacom Ancillary Agreement" means the Assignment and Assumption Agreement with respect to the Trademark License Agreement, dated as of November 27, 1998, among Simon & Schuster, Inc., Pearson Inc. and Viacom, which shall be assumed by the Purchaser at Closing in the form attached hereto as Exhibit 1.1(a).

     "Viacom Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of May 17, 1998, as amended by Amendment No. 1 thereto, dated as of November 25, 1998, among Viacom, Pearson Inc., a Delaware corporation, and Pearson p1c, a corporation organized under the laws of the United Kingdom.

     SECTION 1.2. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

     Term                                                              Section
     ----                                                              -------
     Audited Financial Statements                                      5.14(a)
     Board                                                             5.2(b)
     Business Employees                                                3.13(a)
     Closing                                                           2.3
     Closing Date                                                      2.3
     COBRA                                                             6.2(d)
     Company                                                           Recitals
     Competing Business                                                5.11(a)
     Confidentiality Agreement                                         5.3(a)
     Contest                                                           7.3(b)
     ERISA Affiliate                                                   3.13(b)
     Financing                                                         4.6(a)
     Former Business Employees                                         3.13(a)
     GAAP                                                              3.6
     Indemnified Party                                                 10.3(a)
     Indemnifying Party                                                10.3(a)
     Initial MWC Statement                                             2.6(a)
     Leased Real Property                                              3.18(b)
     Leased Real Property Permitted Exceptions                         3.18(b)
     Licensed Intellectual Property                                    3.12(a)
     Losses                                                            10.1(a)
     Material Contracts                                                3.16(a)
     1998 Pro Forma Financial Statements                               3.6
     Notice of Disagreement                                            2.6(b)
     Owned Intellectual Property                                       3.12(a)
     Pearson ERISA Plans                                               3.13(a)
     Pearson Plans                                                     3.13(a)
     Post-Closing Date Tax Benefit                                     7.2(b)
     Pre-Closing Date NOL                                              7.2(a)
     Pre-Closing Taxes                                                 7.1(a)
     Purchaser                                                         Preamble
     Purchaser Indemnified Parties                                     10.2(a)
     Purchaser's Representative                                        5.2(b)
     PwC                                                               5.14(b)
     Real Property Leases                                              3.18(b)
     Recipients                                                        5.3(b)
     Seller                                                            Preamble
     Seller Indemnified Parties                                        10.1(a)
     Seller LOCs                                                       5.7
     Shares                                                            Recitals
     Straddle Period                                                   6.1(a)
     Viacom Indemnified Parties                                        10.4(b)
     Welfare Type Plans                                                6.2(a)
     Year 2000 Problem                                                 3.12(i)

     SECTION 1.3. Terms Generally. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (b) the terms "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation", unless otherwise specified, and (d) provisions shall apply, when appropriate, to successive events and transactions.

                                   ARTICLE II.

                                PURCHASE AND SALE

     SECTION 2.1. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller's right, title and interest in and to the Shares.

     SECTION 2.2. Purchase Price; Allocation of Purchase Price.

     (a) The Purchaser shall pay the Purchase Price in cash to the Seller at the Closing, as provided in Section 2.5(a). The Purchase Price shall be subject to adjustment after the Closing as set forth in Section 2.6 hereof.

     (b) All of the Purchase Price shall be allocated to the Shares. The Seller and the Purchaser shall report the federal, state, local and foreign Tax consequences of the transaction contemplated by this Agreement in a manner consistent with such allocation. The Seller and the Purchaser further covenant and agree not to take a position with respect to Taxes that is inconsistent with such allocation on any Tax Return or otherwise, except as may be required by Law.

     SECTION 2.3. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., New York City time, on or before the second Business Day following the satisfaction or waiver of the conditions to the obligations of the parties set forth in Sections 8.1 and 8.2, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, or at such other time or on such other date or at such other place as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). The Closing shall be deemed effective as of the close of business on the Closing Date. The parties acknowledge that time is of the essence and agree to use their commercially reasonable efforts to cause the Closing Date to occur within the first 90 days following the date hereof.

     SECTION 2.4. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

     (a) stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank;

     (b) a receipt for the Purchase Price;

     (c) an executed copy of the Ancillary Agreement required to be delivered by the Seller pursuant to Section 8.2(c);

     (d) any required stock transfer tax stamps; and

     (e) the documents required to be delivered by the Seller pursuant to
Section 5.13.

     SECTION 2.5. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:

     (a) the Purchase Price (exclusive of the post-Closing adjustment, if any, provided for in Section 2.6) by wire transfer in immediately available funds, to an account or accounts designated at least one Business Day prior to the Closing Date by the Seller in a written notice to the Purchaser; and

     (b) an executed copy of the Ancillary Agreement required to be delivered by the Purchaser pursuant to Section 8.1(c).

     SECTION 2.6. Purchase Price Adjustment.

     (a) As promptly as practicable, but no later than 90 days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement of Modified Working Capital (including the related notes and schedules thereto) as of the close of business on the Closing Date, which shall set forth the Purchaser's determination of the Closing Modified Working Capital and shall set forth in detail the amounts underlying such calculation in the same format and detail as in Schedule 2.6 (the "Initial MWC Statement"). Purchaser shall cause Ernst & Young LLP (or another independent certified public accounting firm in the United States of international recognition) to examine and certify to the Seller at the time of delivery of the Initial MWC Statement that the Modified Working Capital set forth on the Initial MWC Statement was prepared on the basis and using the same accounting policies, principles, methodologies and estimates used in preparing the 1998 Pro Forma Financial Statements and the Statement of Modified Working Capital as of December 31, 1998 as set forth in Schedule 2.6 and using the Specified Accounting Policies referred to in Schedule 2.6, which are more fully described in the Notes to the 1998 Pro Form Financial Statements included in Section 3.6 of the Disclosure Schedule. At all times during the 45 Business Days immediately following the Seller's receipt of the Initial MWC Statement, the Seller and its representatives will be permitted to review at the Seller's offices in New York, New York the Purchaser's working papers (including work papers of accountants and other advisors) relating to the Initial MWC Statement, as well as all of the books and records relating to the operations and finances of the Business with respect to the period up to and including the Closing Date, and the Purchaser shall make reasonably available at the Seller's offices the individuals responsible for the preparation of the Initial MWC Statement (including, without limitation, accountants, lawyers and other advisors) in order to respond to the reasonable inquiries of the Seller related thereto.

     (b) The Seller shall notify the Purchaser in writing (the "Notice of Disagreement") within 30 Business Days after receiving the Initial MWC Statement if the Seller disagrees with the Purchaser's calculation of the Closing Modified Working Capital, which Notice of Disagreement shall set forth in reasonable detail the basis for such dispute and the U.S. Dollar amounts involved and the Seller's good faith estimate of the Closing Modified Working Capital. If the Seller does not deliver a Notice of Disagreement to the Purchaser within such 30 Business Day period, then the Initial MWC Statement shall be deemed to have been accepted by the Seller, shall become final and binding upon the parties and shall be the Final MWC Statement.

     (c) During the 30 Business Days immediately following the delivery of a Notice of Disagreement, the Seller and the Purchaser shall seek in good faith to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement. If at the end of such 30 Business Day period the Seller and the Purchaser have been unable to agree upon a Final MWC Statement, then the Seller and the Purchaser shall submit to the Independent Accounting Firm for review and resolution any and all matters that remain in dispute with respect to the Notice of Disagreement. The Purchaser and the Seller shall cause the Independent Accounting Firm to use commercially practicable efforts to make a final determination (which determination shall be binding on the parties hereto) of the Closing Modified Working Capital within 30 Business Days from such submission, and such final determination shall be the Final MWC Statement. The cost of the Independent Accounting Firm's review and determination shall be split between and paid by the Seller and the Purchaser on a proportionate basis, based upon the relative amount by which each such party's determination of Closing Modified Working Capital differed from the Closing Modified Working Capital on the Final MWC Statement. During the 30 Business Day review by the Independent Accounting Firm, the Purchaser and the Seller will each make available to the Independent Accounting Firm interviews with such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

     (d) (i) If the Closing Modified Working Capital (as set forth in the Final MWC Statement) exceeds the Modified Working Capital as of December 31, 1998, as reflected on Schedule 2.6 hereto, then the Purchaser shall pay to the Seller an amount equal to such excess; or (ii) if the Modified Working Capital as of December 31, 1998, as reflected on Schedule 2.6 hereto, exceeds the Closing Modified Working Capital (as set forth in the Final MWC Statement), then the Seller shall pay to the Purchaser an amount equal to such excess; in either case within five Business Days after the Final MWC Statement becomes final and binding on the parties hereto and, in either case, together with interest on the amount of such excess from the Closing Date until the date of payment at the Interest Rate. If the Closing Modified Working Capital (as set forth in the Final MWC Statement) is equal to the Modified Working Capital as of December 31, 1998, as reflected on Schedule 2.6 hereto, then neither the Purchaser nor the Seller shall owe any amount to the other party pursuant to this Section 2.6.

     (e) The Purchaser agrees that following the Closing through the date on which payment if any, is made by either party pursuant to Section 2.6(d) or if the Final MWC Statement indicates that no such payment is required, then through the date on which the Final MWC Statement becomes effective, the Purchaser will not take any actions with respect to any accounting books, records, policies or procedures on which the Initial MWC Statement or the Final MWC Statement is to be based that would make it impossible or impracticable to calculate the Closing Modified Working Capital in the manner and utilizing the methods required hereby. The Purchaser further agrees that following the Closing through the date on which payment, if any, is made pursuant to Section 2.6(b) of the Viacom Stock Purchase Agreement (notice of which the Seller shall provide to the Purchaser), the Purchaser will not take any actions with respect to any accounting books, records, policies or procedures of the Company or the Business that are inconsistent with past practices of Viacom, to the extent such practices are known to the Purchaser, or that would make it impossible or impracticable to calculate the Closing Net Assets (as such term is defined in the Viacom Stock Purchase Agreement) with respect to the Business in the manner and utilizing the methods required by the Viacom Stock Purchase Agreement.

     (f) The parties acknowledge and agree that the purchase price adjustment contemplated by this Section 2.6 is intended to reflect the change in Modified Working Capital solely as a result of operations and activities of the Business in the ordinary course of business between December 31, 1998 and the Closing Date. The parties also acknowledge and agree that the adjustment, if any, contemplated by this Section 2.6 can only be properly determined if the Closing Modified Working Capital is prepared consistent with and using the same principles, policies, practices, procedures, methods and estimates as those used in calculating the Modified Working Capital as of December 31, 1998.

     SECTION 2.7. Payments and Computations. Each party shall make each payment due to the other party hereunder as soon as practicable on the day when due in U.S. dollars by wire transfer in immediately available funds. All computations of interest shall be made by the party entitled to receive payment on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Purchaser as follows:

     SECTION 3.1. Incorporation and Authority of the Seller and its Affiliates.

     (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

     (b) Each Affiliate of the Seller that is a party to the Ancillary Agreement is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has or prior to Closing will have all necessary corporate power and authority to enter into the Ancillary Agreement, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each such Affiliate of the Ancillary Agreement, the performance by each such Affiliate of its respective obligations thereunder and the consummation by each such Affiliate of the transactions contemplated thereby have been, or prior to Closing will have been, duly authorized by all requisite corporate action on the part of each such Affiliate. Upon execution, the Ancillary Agreement will be duly executed and delivered by each such Affiliate that is a party thereto, and

(assuming due authorization, execution and delivery by any party that is not the Seller or an Affiliate of the Seller) will constitute legal, valid and binding obligations of each such Affiliate that is a party thereto, enforceable against each such Affiliate in accordance with its terms.

     SECTION 3.2. Incorporation and Qualification of the Company. The Company is a corporation duly incorporated, validly existing and, to the extent legally applicable, in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own, operate or lease its assets. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.3. Capital Stock of the Company. The Shares of the Company consist solely of 3,000 shares of common stock, 2,029 of which shares are issued and outstanding. The Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. There are no options, pre-emptive rights, warrants, subscriptions, calls or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of the Company obligating the Company to issue or sell or to purchase or redeem any of its shares of capital stock. The Seller beneficially owns the Shares, free and clear of all Liens except for any Liens arising out of, under or in connection with this Agreement or created by or through the Purchaser or any of its Affiliates. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares.

     SECTION 3.4. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.5 have been obtained, and except as may result from any facts or circumstances relating to the Purchaser or its Affiliates or as described in Section 3.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Seller do not and will not (a) violate or conflict with the Certificate of Incorporation, other constitutive documents or by-laws of the Seller or the Company, (b) conflict with or violate any material Law or Governmental Order applicable to the Seller or the Company or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any Shares or on any of the Assets pursuant to, any note, bond,

Contract, License or other instrument to which the Seller or the Company is a party or by which any of such Shares or any Assets are bound or affected, except
(i) for Liens created by or through the Purchaser or any of its Affiliates or
(ii) for breaches, defaults, rights of termination, amendment, acceleration or cancellation, or Liens as would not, individually or in the aggregate, (A) have a Material Adverse Effect or (B) materially impair the ability of the Seller to consummate the sale of the Shares to the Purchaser as contemplated by this Agreement.

     SECTION 3.5. Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreement by the Seller and those of its Affiliates that are parties to the Ancillary Agreement do not, and the performance of this Agreement and the Ancillary Agreement by the Seller and such Affiliates will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as described in
Section 3.5 of the Disclosure Schedule, (b) the notification requirements of the HSR Act and applicable filings under foreign antitrust and competition Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect or (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or its Affiliates.

     SECTION 3.6. Financial Information. Section 3.6 of the Disclosure Schedule sets forth the unaudited pro forma balance sheet of the Business as of December 31, 1998, and the unaudited pro forma statement of operations of the Business for the year then ended, together with the unaudited notes to such pro forma statements (collectively, the "1998 Pro Forma Financial Statements"). The 1998 Pro Forma Financial Statements have been prepared on the basis of presentation and using the Specified Accounting Policies described in the Notes thereto. The 1998 Pro Forma Financial Statements were prepared based upon the information contained in the Seller's books and records. Except as described in the Notes to the 1998 Pro Forma Financial Statements, the Specified Accounting Policies conform, in all material respects, with generally accepted accounting principles ("GAAP"). The 1998 Pro Forma Financial Statements (i) do not purport to present the financial position or results of operations of the Business as a stand-alone entity in accordance with GAAP and (ii) are not a complete set of financial statements under GAAP. The Purchaser acknowledges that the 1998 Pro Forma Financial Statements do not reflect the financial position or results of operations of the Business that would have occurred if the Business were a separate, stand alone business during the period presented. The 1998 Pro Forma Financial Statements do not include that certain Promissory Note in the principal amount of $33,000,000, dated as of November 27, 1998, by the Company, as successor by merger to Pearson Reference Acquisition 2, Inc., in favor of Pearson plc and the second, third and fourth sentences of this Section 3.6 are, accordingly, qualified by this exception.

     SECTION 3.7. Absence of Certain Changes or Events. Since December 31, 1998, except (i) as disclosed in the 1998 Pro Forma Financial Statements or in Section
3.6 or 3.7 of the Disclosure Schedule, (ii) for transfers of assets not constituting Assets (as hereinafter defined) and for entering into Contracts to specify operating procedures and/or trade practices among the Company and the Seller and certain affiliated entities, or (iii) as contemplated by this Agreement, the Business has been conducted in all material respects in the ordinary course consistent with past practice and (a) there has not occurred any event which, individually or in the aggregate, has had a Material Adverse Effect or that would materially impair the ability of the Seller to consummate the sale of the Shares to the Purchaser as contemplated by this Agreement, or (b) any reversal of reserves on the financial statements of the Company except as a result of payment of the full amount specifically attributable to such reserve. For purposes of this Agreement, "payment of the full amount" shall include reserve reductions for actual returns, bad debt write-offs, inventory write-offs and accounts receivable deductions taken by customers and approved by the Company, in each case consistent with past practice of the Company.

     SECTION 3.8. Absence of Litigation. Except as set forth in Section 3.8 of the Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Seller, threatened in writing against the Seller or the Company, or to which any of the Shares or Assets are subject, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that would materially impair the ability of the Seller to consummate the sale of the Shares to the Purchaser and the transactions as contemplated by this Agreement.

     SECTION 3.9. Compliance with Laws. To the Knowledge of the Seller, neither the Seller nor the Company is in violation of any Laws or Governmental Orders applicable to the Business, the Shares or any material Asset, or by which any of them is bound, except (a) as set forth in Section 3.9 of the Disclosure Schedule or (b) for violations the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.10. Governmental Licenses and Permits. The Company holds all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations material to the operation of the Business as currently operated by the Company. Except as set forth in Section
3.10 of the Disclosure Schedule, all of such licenses, permits, approvals and authorizations are in full force and effect and the Company is in material compliance with each such license, permit, approval and authorization except as would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.11. The Assets.

     (a) Except (i) as set forth in Section 3.11(a) of the Disclosure Schedule,
(ii) for the assets to be transferred pursuant to Section 5.5 and (iii) for certain services currently made available to the Company by entities that as of the date hereof are Affiliates of the Company, the Assets, taken together with the assets, services and facilities to be provided pursuant to the Ancillary Agreement, will, as of the Closing Date, constitute all of the assets (other than people resources) necessary to conduct the Business in all material respects as conducted on the date of this Agreement.

     (b) Except (i) as disclosed in Section 3.11(b) of the Disclosure Schedule,
(ii) for Permitted Liens, or (iii) for Liens created by or through the Purchaser or any of its Affiliates, the material Assets are owned or leased by the Company, free and clear of all Liens.

     SECTION 3.12. Intellectual Property.

     (a) The Seller or the Company owns or has the right to use all Intellectual Property that is material to the operation of the Business as currently operated by the Company ("Owned Intellectual Property" or "Licensed Intellectual Property", as applicable). The Seller's and the Company's ownership or right to use trademarks and service marks is subject to the rights of third parties who may have begun using such trademarks or service marks before the Seller or the Company, and the Seller's and the Company's ownership or right to use common law trademarks and service marks is subject to the capability of such trademarks or service marks to serve as a trademark or service mark. Except as disclosed in
Section 3.12(a) of the Disclosure Schedule, the Owned Intellectual Property and the Licensed Intellectual Property collectively constitute all of the Intellectual Property material to the continued operation of the Business as conducted by the Company on the date of this Agreement. Schedule 3.12(a) sets forth a complete list of registrations/patents and applications pertaining to the Owned Intellectual Property.

     (b) Except for such infringements as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Seller, (i) neither the Owned Intellectual Property nor the Seller's or the Company's use of the Licensed Intellectual Property infringes upon the Intellectual Property rights of any third party and (ii) no written claim has been asserted to the Seller or the Company which is currently pending that the use of such Owned Intellectual Property or Licensed Intellectual Property in a manner consistent with past or current practice does or may infringe upon the Intellectual Property rights of any third party.

     (c) Subject to the exceptions described in Section 3.12(a) and (b), the Company is entitled to use the Owned Intellectual Property in a manner consistent in all material respects with current practice of the Business.

     (d) Subject to the exceptions described in Section 3.12(a) and (b), the Company has the right to use all Licensed Intellectual Property in a manner consistent in all material respects with current practice of the Business and subject to the terms of the respective license agreements and permissions.

     (e) To the Knowledge of the Seller, no Person is engaging in any activity that infringes in any material respect upon the Owned Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or of any license or sublicense of the Licensed Intellectual Property or the Owned Intellectual Property.

     (f) Except in any such case as would not, individually or in the aggregate, have a Material Adverse Effect, (i) neither the Seller nor the Company is in material breach of, or material default under, any material term of any license or sublicense of the Licensed Intellectual Property or the Owned Intellectual Property and (ii) to the Knowledge of the Seller no other party to such license or sublicense is in material breach thereof or material default thereunder.

     (g) With respect to any Owned Intellectual Property filed with or recorded by any Governmental Authority (including patent, trademark, copyright and other registrations and applications), all of such registrations and applications are valid and in full force and effect and all necessary registration, maintenance and renewal fees in connection therewith have been paid and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark or other authority in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the registrations or applications for registration of such Owned Intellectual Property except where failure to be valid and in full force and effect or to make such payment or filing would not have a Material Adverse Effect.

     (h) Except (i) as described in Section 3.12(a), (ii) as set forth in
Section 3.12 of the Disclosure Schedule and (iii) for licenses, options, consents and permissions granted to use Owned Intellectual Property or Licensed Intellectual Property, the Owned Intellectual Property is, and at Closing will be, subject to no Lien other than Permitted Liens, and neither the Seller nor any of its Affiliates has, or at the Closing will have, assigned, transferred, conveyed or otherwise encumbered any right, title or interest in the Owned Intellectual Property or the Licensed Intellectual Property.

     (i) The Seller warrants that it has (i) initiated a review and assessment of the business operations of the Company (including those areas affected by suppliers and vendors) that could reasonably be expected to be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company (or its suppliers and vendors) in connection with the Business may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31,
1999), (ii) developed a plan and time line reasonably intended to address the Year 2000 Problem, and (iii) to date, implemented such plan substantially in accordance with the timetable set forth in Section 3.12(e) of the Disclosure Schedule, except in any such case as would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.13. Employee Benefits Matters.

     (a) Section 3.13(a) of the Disclosure Schedule contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA, hereafter "Pearson ERISA Plans") and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, supplemental retirement, severance or other benefit plans, programs or arrangements (collectively, the "Pearson Plans") and all employment, termination, severance or other Contracts with respect to which the Seller, the Company or any of their Affiliates has any obligation and which are maintained, contributed to or sponsored by the Seller, the Company or any of their Affiliates for the benefit of (i) any current employee of the Seller, the Company or any of their Affiliates who is employed in the Business (collectively, the "Business Employees") or (ii) any former employee of the Seller, the Company, Viacom or any of their respective Affiliates who was previously employed in the Business (collectively, the "Former Business Employees"). Except as disclosed in Section 3.13(a) of the Disclosure Schedule, each Pearson ERISA Plan is in writing and the Seller has previously made available to the Purchaser a true and complete copy of each Pearson ERISA Plan and the most recently received IRS determination letter for each Pearson ERISA Plan that is intended to be tax-qualified pursuant section 401(a) of the Code.

     (b) Except as otherwise disclosed in Section 3.13(b) of the Disclosure Schedule, none of the Pearson ERISA Plans (i) is a "multi employer plan", within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or a "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, or (ii) provides or promises to provide retiree medical or life insurance benefits. Neither the Company nor or any trade or business (whether or not incorporated) which is treated as a single employer with the Company under Section 414(b) or (c) of the Code (an "ERISA Affiliate") has incurred any liability due to a complete or partial withdrawal from a multiemployer plan or due to the termination or reorganization of a multiemployer plan, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that would reasonably be expected to result in any such liability to the Company. With respect to each single-employer plan that is sponsored by, or to which contributions are required of, the Company or any ERISA Affiliate, there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived. Neither the Company nor any ERISA Affiliate has any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any ERISA Affiliate.

     (c) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Pearson Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Pearson Plans with respect to the operation of such plans (other then routine benefit claims), except for such actions, claims or lawsuits as would not, individually or in the aggregate, have a Material Adverse Effect.

     (d) The Pearson Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, except for such failures as would not, individually or in the aggregate, have a Material Adverse Effect. No "party in interest" or "disqualified person" with respect to the Pearson Plans has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or 4975 of the Code except for such transactions as would not, individually or in the aggregate, have a Material Adverse Effect.

     (e) Except as provided in the agreements disclosed in Section 6.04 of the Disclosure Schedule, a change in ownership or control of the Company or the consummation of any transaction contemplated by this Agreement, either alone or in combination with another event, has not or will not (i) entitle any Business Employee to receive any separation, severance or similar-type compensation or benefits or any other payments, or (ii) result in any Pearson Plan or other arrangement applicable to Business Employees paying or otherwise providing any enhanced or supplemental, separation, severance or similar-type compensation or benefits.

     (f) Except as disclosed in Section 3.13(c) of the Disclosure Schedule, neither the Seller nor the Company is a party to any collective bargaining or other labor union contract applicable to any Business Employees. As of the date hereof, there is no labor strike, slowdown or work stoppage against the Seller or the Company pending or, to the Knowledge of the Seller, threatened, which may interfere in any material respect with the business activities of the Business. There are no complaints, charges or claims against the Company pending or, to the Knowledge of Seller, threatened to be brought or filed with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company of any individual. The Company is in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar employment tax, except for such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect.

     (g) As of the date hereof, Mark Clinton is the only individual eligible for any bonus payable to the President of the Company under the Pearson Executive Incentive Plan.

     SECTION 3.14. Taxes.

     (a) Except as otherwise disclosed in Section 3.14 of the Disclosure Schedule, (i) the Company has filed (or joined in the filing of) when due all Tax Returns required by applicable law to be filed with respect to the Company and all Taxes shown to be due on such Tax Returns have been paid; (ii) all Taxes relating to periods ending on or before the Closing Date owed by the Company (whether or not shown on any Tax Return) or to which the Company may be liable under Treasury Regulations ss. 1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any "affiliated group" (or other group filing on a combined or unitary basis) at any time on or prior to the Closing Date, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); (iii) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Tax authority; (iv) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns; (v) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company; (vi) the Company has not filed any agreement or consent under
Section 341(f) of the Code; (vii) the Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (viii) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company; (ix) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(A)(ii) of the Code; and
(x) the Company has withheld and paid all materials Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

     (b) Except as disclosed in Section 3.14 of the Disclosure Schedule, (i) any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G(b)(1) of the Code); and (ii) the disallowance of a deduction under
Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company under any contract, benefit plan, program, arrangement or understanding currently in effect.

     SECTION 3.15. Environmental Matters. Except as disclosed in Section 3.15 of the Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect:

     (a) the Company and the Business are in compliance in all material respects with all applicable Environmental Laws and have obtained and are in compliance in all material respects with all required Environmental Permits;

     (b) there are no pending or, to the Seller's Knowledge, threatened Environmental Liabilities against the Company or its Affiliates in connection with the Business;

     (c) except for Hazardous Materials used in the ordinary course of business and in compliance in all material respects with Environmental Law, there are no Hazardous Materials at, in, on, beneath or migrating towards any Leased Real Property;

     (d) neither the Company nor any Affiliate of the Company has, in connection with the Business, generated, disposed of or arranged for the disposal of any Hazardous Material except in compliance with Environmental Law; and

     (e) there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) friable asbestos-containing material at any Leased Real Property.

     SECTION 3.16. Material Contracts.

     (a) Section 3.16(a) of the Disclosure Schedule lists each of the following Contracts of the Company (such Contracts being "Material Contracts"):

     (i) each Contract for the purchase or lease of inventory, other materials or real or personal property with any supplier or for the furnishing of services to the Business or the Company (A) under the terms of which the Company (I) paid more than $50,000 during the calendar year ended December 31, 1998 or is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 1999 or (II) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such Contract (excluding for purposes of this clause (A) amounts payable as royalties other than as a guarantee or minimum), and (B) which cannot be canceled by the Company on 90 days' notice or less without penalty or further payment;

     (ii) each Contract for the sale or lease of inventory or other personal or real property or for the furnishing of services by the Company which: (A) (I) paid more than $50,000 during the calendar year ended December 31, 1998 or is likely to involve consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 1999 or (II) is likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the Contract, and (B) cannot be canceled by the Company on 90 days' notice or less without penalty or further payment;

     (iii) each Contract relating to indebtedness for borrowed money of the Company; and

     (iv) all Contracts that limit or purport to limit the ability of the Seller (insofar as it relates to the Business) or the Company to compete in any line of business or with any Person or in any geographic area or during any period of time after the Closing Date.

     (b) Except as disclosed in Section 3.16(b) of the Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect, each Material Contract is valid and binding on the Company and is in full force and effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Seller's Knowledge, the Company is not in material breach of, or material default under, any Material Contract.

     SECTION 3.17. Brokers. Except for fees and commissions which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreement based upon arrangements made by or on behalf of the Seller or its Affiliates.

     SECTION 3.18. Real Property.

     (a) The Seller and its Affiliates own no real property in connection with the Business.

     (b) Section 3.18(b) of the Disclosure Schedule contains a list of all real property leased or subleased by Seller or any Affiliate thereof in connection with the Business or the Company (the "Leased Real Property"). All leases and subleases for the Leased Real Property (including all modifications, extensions or amendments thereto) (the "Real Property Leases") are subject to no Liens except as set forth on Section 3.18(b) of the Disclosure Schedule or Permitted Liens (collectively, the "Leased Real Property Permitted Exceptions").

     (c) True and complete copies of the material Real Property Leases have been made available to the Purchaser by the Seller. Subject to the terms of the respective Real Property Leases and the Leased Real Property Permitted Exceptions, the Company has a valid and subsisting leasehold estate in each parcel of Leased Real Property. The Real Property Leases are in full force and effect. Each of the Seller or an Affiliate and the Company has not sublet all or any portion of any Leased Real Property except as set forth on Section 3.18(c) of the Disclosure Schedule. Subject to the terms of the respective Real Property Leases, the Seller or an Affiliate and the Company is in possession of the Leased Real Property. To the Knowledge of the Seller, there are no material defaults by any tenant or landlord under the Real Property Leases, and no event has occurred or failed to occur which, with the giving of notice or the passage of time, or both, would constitute a material default under any Real Property Lease, except as would not have a Material Adverse Effect.

     SECTION 3.19. Undisclosed Liabilities. To the Knowledge of the Seller, as of December 31, 1998, the Company had no material liabilities of any kind or nature, whether direct, accrued, absolute, contingent or otherwise, other than those that are reflected or disclosed in the Disclosure Schedule or the 1998 Pro Forma Financial Statements. In addition, to the Knowledge of the Seller, since December 31, 1998, the Company has no material obligations or liabilities that have not been incurred in the ordinary course of business consistent with past practices except as set forth in the Disclosure Schedule and except as otherwise permitted under the terms of this Agreement.

     SECTION 3.20. Insurance. Section 3.20 of the Disclosure Schedule contains a true and complete list (including the names of the insurers, the expiration dates thereof, a brief description of the interests insured thereby and any deductibles or self insurance amounts associated with such interests) of all liability, property, worker's compensation, directors' and officers' liability and other insurance policies currently in effect that insure the Assets or the business, operations, property or employees of the Business, or affect or relate to the ownership, use or operation of any of Assets and that have been issued to the Seller, any of its Affiliates or the Company. Each policy listed in Section 3.20 of the Disclosure Schedule is valid and binding and in full force and effect, except as set forth in Section 3.20 of the Disclosure Schedule no premiums due thereunder have not been paid, and none of the Seller, any of its Affiliates or the Company has received any written notice of reduction, cancellation or termination in respect of any policy or is in default thereunder. Except as set forth in Section 3.20 of the Disclosure Schedule, no written notice of any termination, threatened termination or denial of any material claim under any of such policies has been received and such policies are in full force and effect.

     SECTION 3.21. Claims Against Viacom. As of the date hereof, neither Pearson plc nor Pearson Inc. has asserted or filed against Viacom under the Viacom Stock Purchase Agreement any Action relating to the Company and/or the Business.

     SECTION 3.22. EXCLUSIVITY OF REPRESENTATIONS.

     (a) THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES. THE SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PURCHASER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

     (b) The Purchaser acknowledges that (i) the representations and warranties contained in Sections 3.12, 3.13, 3.14, 3.15 and 3.18 are the only representations and warranties being made with respect to (A) Intellectual Property, (B) compliance with or liability under ERISA, (C) Taxes, (D) compliance with or liability under Environmental Laws and (E) real property, respectively, or with respect to any Intellectual Property, employee benefit, Tax, environmental, health or safety or real property matter related in any way to the Company's assets, the Business, the Company, the Seller and its Affiliates or to this Agreement or its subject matter, and (ii) no other representation or warranty contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

                                   ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Seller as follows:

     SECTION 4.1. Incorporation and Authority of the Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon its execution the Ancillary Agreement will be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller or its Affiliates) this Agreement constitutes, and upon its execution the Ancillary Agreement will constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.

     SECTION 4.2. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 4.3 have been obtained, and except as may result from any facts or circumstances related to the Seller or any of its Affiliates or as described in Schedule 4.2, the execution, delivery and performance of this Agreement and the Ancillary Agreement by the Purchaser do not and will not (a) violate or conflict with the certificate of incorporation, other constitutive documents or by-laws (or other similar applicable documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or result in the creation of any Lien on any of the assets of the Purchaser pursuant to, any note, bond, Contract, License or other instrument to which the Purchaser or any of its Affiliates is a party or by which any of such assets is bound or affected, except as would not materially impair the ability of the Purchaser to consummate the purchase of the Shares from the Seller as contemplated by this Agreement.

     SECTION 4.3. Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreement by the Purchaser do not, and the performance of this Agreement and the Ancillary Agreement by the Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) the notification requirements of the HSR Act and applicable filings under foreign antitrust and competition laws, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Purchaser from performing any of its material obligations under this Agreement and the Ancillary Agreement and (c) as may be necessary as a result of any facts or circumstances relating solely to the Seller or its Affiliates.

     SECTION 4.4. Absence of Litigation. No Action is pending or, to the knowledge of the Purchaser, threatened before any Governmental Authority which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would materially impair the ability of the Purchaser to consummate the purchase of the Shares from the Seller as contemplated by this Agreement.

     SECTION 4.5. Securities Matters. The Purchaser understands that the offering and sale of the Shares hereunder is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. The Shares are being acquired by the Purchaser for its own account and without a view to the public distribution of the Shares or any interest therein. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. In evaluating the suitability of an investment in the Shares, the Purchaser has relied solely upon the representations, warranties, covenants and agreements made by the Seller herein and the Purchaser has not relied upon any other representations or other information (whether oral or written and including any projections or supplemental data) made or supplied by or on behalf of the Seller or any Affiliate, employee, agent or other representative of the Seller. The Purchaser understands and agrees that it may not sell or dispose of any of the Shares other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act.

     SECTION 4.6. Financial Ability.

     (a) The Purchaser has, and as of the Closing will have, cash sufficient to enable it to consummate the transactions contemplated by this Agreement (such cash, the "Financing").

     (b) The Purchaser has a net worth that is greater than $85 million.

     SECTION 4.7. Brokers. Except for fees and commissions which will be paid by the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreement based upon arrangements made by or on behalf of the Purchaser.

     SECTION 4.8. EXCLUSIVITY OF REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER IN THIS

AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES. THE PURCHASER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE SELLER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA.)

                                   ARTICLE V.

                              ADDITIONAL AGREEMENTS

     SECTION 5.1. Conduct of Business Prior to the Closing. (a) Unless the Purchaser otherwise agrees in writing and except as otherwise set forth herein or in Section 5.1 of the Disclosure Schedule, between the date of this Agreement and the Closing Date, the Seller and the Company will (i) conduct the Business only in the ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to keep available to the Company the services of the key employees of the Business (except for retirements in the ordinary course and except for individuals who are used in the Business and in other business units operated by the Seller or any of its Affiliates); provided, however, that neither the Seller nor the Company shall be required to increase the compensation of, or provide any other retention incentive to, any such key employee beyond that currently provided.

     (b) Except as expressly provided in this Agreement or in Section 5.1 or any other Section of the Disclosure Schedule, between the date of this Agreement and the Closing Date, the Seller will not permit the Company to do any of the following without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed):

     (i) except in the ordinary course of business, grant or knowingly permit the creating of any Lien (other than a Permitted Lien) on any material Asset (whether tangible or intangible);

     (ii) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or otherwise materially increase the compensation payable to or to become payable to any officers or key employees of the Company by the Seller or the Company, except, in any case described above, in the ordinary course of business or as may be required by Law or applicable employment agreement or collective bargaining agreement;

     (iii) enter into any material employment or severance agreement with any of the Business Employees;

     (iv) except (A) in the ordinary course of business, (B) for cash dividends by the Company to the Seller, (C) for the transfer of assets to the Seller immediately prior to Closing as contemplated by Section 5.5 or (D) for transfers to the Seller or its Affiliates of assets relating to businesses of the Seller or its Affiliates other than the Business, sell, assign, transfer, lease or otherwise dispose of any of the assets of the Company having a value individually exceeding $50,000 or an aggregate value exceeding $100,000;

     (v) (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or (B) incur any indebtedness for borrowed money (other than to the Seller) or issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or distributions of cash (other than by the Company to the Seller);

     (vi) issue or sell any additional shares of the capital stock of, or other equity interests in, the Company or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities;

     (vii) amend the certificate of incorporation, other constitutive documents or by-laws of the Company;

     (viii) except to the extent required by applicable Law, or with respect to accounting matters, by GAAP or the Specified Accounting Policies, (A) cause the books and records of the Company to be maintained other than in the usual, regular and ordinary manner; (B) permit any material change in (1) any accounting, financial reporting, or Tax practice or policy of the Seller or the Company, (2) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes of the Seller or the Company or (3) the fiscal year of the Company; and (C) reverse any reserves set forth on the financial statements of the Company except as a result of payment of the full amount specifically attributable to such reserve (for purposes of this Agreement, "payment of the full amount" shall include reserve reductions for actual returns, bad debt write-offs, inventory write-offs and accounts receivable deductions taken by customers and approved by the Company, in each case consistent with the past practice of the Company);

     (ix) except in the ordinary course of business, enter into any amendment, modification, extension, waiver or termination of any Real Property Lease or Material Contract;

     (x) make, change or revoke, or permit to be made, changed or revoked any election or method of accounting with respect to Taxes affecting or relating to the Company;

     (xi) enter into, or permit to be entered into, any closing or other agreement or settlement with respect to material Taxes affecting or relating to the Company if such agreement or settlement would result in the imposition of Taxes on the Company for a Tax period or portion thereof beginning on or after the Closing Date; provided, however, this clause (xi) shall not apply to any such agreement or settlements entered into pursuant to the terms of the Viacom Stock Purchase Agreement; or

     (xii) enter into any Contract which is likely to involve payment by the Company of consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 1999 or more than $100,000 in the aggregate at any time after December 31, 1999, other than arrangements with the Seller or an Affiliate for the provision to the Company of currency to make patent annuity payments.

     SECTION 5.2. Access to Information.

     (a) From the date hereof until the Closing (upon reasonable notice to the Seller) during normal business hours with the purpose that an uninterrupted and efficient transfer of the Business may be accomplished, the Seller shall, and shall cause the officers, directors, employees, auditors and agents of the Company to (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access to the offices, properties, books and records of the Company (including but not limited to the review of the Business in connection with the Company's Year 2000 compliance) and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Company as the Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Seller or any Affiliate of the Seller, including the Company and the Business; and provided, further, that Seller shall not be required to provide any such information or access to the extent that such information or access would cause Seller to be in breach of any confidentiality restrictions applicable to it.

     (b) From the HSR Date until the Closing Date, (i) Mason Slaine shall have the right to attend and observe any meeting of the Board of Directors of the Company (the "Board") and to receive a copy of any materials distributed to members of the Board, (ii) an executive officer of the Purchaser (the "Purchaser's Representative") shall be entitled to be present at the Company's offices at all reasonable times, (iii) the Seller shall cause the Company to make an office available to the Purchaser's Representative at the Company's executive offices, together with reasonable office support (including telephone, facsimile and reasonable secretarial support), (iv) the Purchaser's Representative shall be entitled to attend all management meetings of the Company and (v) the Seller shall cause the Company to consult with the Purchaser's Representative in making material decisions concerning the business of the Company of the type customarily made by the president or chief financial officer of the Company (or officers exercising similar authority) and shall in good faith consider the input of the Purchaser's Representative in making such decisions. In the event of a dispute between the Purchaser's Representative and the Company as to any material decision, the dispute shall be resolved by Philip T. Hoffman, Chief Executive Officer of Pearson Inc. (or, in the event Mr. Hoffman is not then serving as Chief Executive Officer of Pearson Inc., the Chief Executive Officer of Pearson Inc.), and William Oldsey, Senior Vice President - Planning and Market Development of Pearson Education, Inc. (or, in the event Mr. Oldsey is not then serving as Senior Vice President of Pearson Education, Inc., a Senior Vice President of Pearson Education, Inc.) who shall make the decision in good faith based on their opinion of the best long-term interests of the Company.

     (c) The Seller shall, and shall cause its officers, employees and representatives to, provide reasonable access for the Purchaser and the Purchaser's independent auditors to the financial books and records of the Company in connection with the Purchaser's preparation of such audited and unaudited financial statements of the Company as the Purchaser may reasonably determine are necessary to satisfy the requirements of its financing sources, the Securities Act or the Exchange Act applicable to the Purchaser and its Affiliates. Under no circumstances shall the Seller or any such officer, employee or representative have any liability whatsoever (other than as expressly provided in this Agreement) to the Purchaser, the Purchaser's independent auditors or otherwise to any Person or Governmental Authority, including under the Securities Act or the Exchange Act, in connection with such financial statements or the preparation or use thereof, and the Purchaser shall indemnify, defend and hold harmless the Seller and each such Person against and reimburse the Seller and each such Person for any and all such liability. The Purchaser shall pay all expenses in connection with the preparation of such financial statements, including any reasonable expenses incurred by the Seller or the Company.

     SECTION 5.3. Confidentiality.

     (a) The terms of the letter agreement dated as of January 28, 1999 (the "Confidentiality Agreement") between the Seller and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the obligations of the Purchaser under this
Section 5.3(a) and the Confidentiality Agreement shall terminate but only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Assets, Business or transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects.

     (b) From and after the Closing Date, the Seller shall, and shall cause its Affiliates and their respective officers, directors, employees and advisors (collectively, the "Recipients") to, keep confidential any information relating to the Company or the Business, except for any such information that (i) is available to the public on the Closing Date, (ii) thereafter becomes available to the public other than as a result of a disclosure by the Seller or any of its Recipients, or (iii) is or becomes available to the Seller or any of its Recipients on a non-confidential basis from a source that to the Seller's or such Recipient's knowledge is not prohibited from disclosing such information to the Seller or such Recipient by a legal, contractual or fiduciary obligation to any other Person; provided, that nothing contained in this Section 5.3(b) shall prohibit the Seller from disclosing any information in connection with any arbitration, Action or proceeding by or against the Seller or any of its Affiliates. Should the Seller or Recipient be required to disclose any such information in response to a court order or as otherwise required by Law or administrative process, it shall inform the Purchaser in writing of such request or obligation as soon as possible after it is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by Purchaser. If the Seller or a Recipient is obligated to make the disclosure, it shall only make the disclosure to the extent to which it is so obligated, but not further or otherwise.

     (c) From and after the date of this Agreement, the Purchaser shall, and shall cause its Recipients to, keep confidential any information relating to Viacom, the Viacom Stock Purchase Agreement and related ancillary agreements, except for any such information that (i) is available to the public on the date of this Agreement, (ii) thereafter becomes available to the public other than as a result of a disclosure by the Purchaser or any of its Recipients, or (iii) is or becomes available to the Purchaser or any of its Recipients on a non-confidential basis from a source that to the Purchaser's or such Recipient's knowledge is not prohibited from disclosing such information to the Purchaser or such Recipient by a legal, contractual or fiduciary obligation to any other Person. Should the Purchaser or any such Recipient be required to disclose any such information in response to a court order or as otherwise required by Law or administrative process, it shall inform the Seller in writing of such request or obligation as soon as possible after it is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the Seller or any Person designated by the Seller. If the Purchaser or a Recipient is obligated to make the disclosure, it shall only make the disclosure to the extent to which it is so obligated, but not further or otherwise.

     SECTION 5.4. Regulatory and Other Authorizations; Consents.

     (a) The Purchaser shall use its commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all federal, state and local and foreign regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreement and the transfer, purchase and sale of the Shares to the Purchaser, and the Seller will cooperate with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals; it being understood that the Seller shall not be required to pay any fees or other payments to any such regulatory bodies or officials in order to obtain any such authorization, consent, order or approval (other than normal filing fees). The Purchaser will not take any action that would have the effect of delaying, impairing or impeding the receipt of any required approvals.

     (b) Each party hereto agrees to make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to use its best efforts to obtain early termination of the waiting period under the HSR Act. In addition, each party agrees to promptly make any other filing that may be required under any antitrust Law or by any antitrust authority. The Purchaser agrees to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust Law that may be asserted by any United States or foreign governmental antitrust authority or any other party so as to enable the parties to expeditiously close the transactions contemplated hereby, including without limitation, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale or disposition of such of its assets or businesses or of the Shares to be acquired by it pursuant hereto as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby. Each party shall bear its respective filing fees associated with the HSR filings and any other similar filings required in any other jurisdictions.

     (c) Each party hereto agrees to cooperate in obtaining all other consents and approvals that may be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreement; provided, however, that neither party shall be required to compensate any third party to obtain any such consent or approval.

     SECTION 5.5. Intercompany Arrangements. Immediately prior to the Closing, the Seller will cause the Company to transfer all of its cash balances to the Seller. In addition, immediately prior to the Closing, there shall be no amounts owing from the Company to the Seller or any of its Affiliates (other than with respect to amounts payable to third parties that have been processed centrally by the Seller or its Affiliates on behalf of the Company and limited to the amounts so processed), and there shall be no amounts owing from the Seller or any of its Affiliates to the Company.

     SECTION 5.6. Insurance.

     (a) Effective 12:01 a.m. on the date following the Closing Date, the Company and the Business shall cease to be insured by the Seller's or its Affiliates' insurance policies. With respect to events or circumstances covered by insurance coverage written on an "occurrence basis", the Seller and its Affiliates will have no liability for occurrences or Losses that take place on or after 12:01 a.m. on the date following the Closing Date; provided, however, that with respect to insurance coverage written on an "occurrence basis" and for which the Company was an insured under such policies, then (i) for the first 90 days following the Closing Date, the Company shall continue to have rights under such policies to the extent the events giving rise to a claim under such policies occurred prior to 12:01 a.m. on the date following the Closing Date, and (ii) the Seller agrees to cooperate with the Company for the first 90 days following the Closing Date in making claims under the Seller's or its Affiliates' insurance policies in connection with insurable events that occurred prior to 12:01 a.m. on the date following the Closing Date and shall promptly remit any recoveries that the Seller or any Affiliate receives with respect thereto to the Company. Purchaser acknowledges and agrees that the Seller and its Affiliates shall have no liability with respect to any failure by any carrier under such insurance policies to make payment with respect to any such claim. Furthermore, the Purchaser acknowledges and agrees that neither the Seller nor any of its Affiliates shall have any liability to the Purchaser or the Company with respect to deductibles and the failure of any claim to be covered as a result of such deductibles under any insurance coverage with respect to the Company or the Business. With respect to events or circumstances covered by insurance coverage written on a "claims made basis", the Seller and its Affiliates will have no liability for claims made on or after 12:01 a.m. on the date following the Closing Date. The Purchaser agrees to indemnify, defend and hold harmless the Seller and its Affiliates against and reimburse the Seller and its Affiliates for any Losses that the Seller and its Affiliates may at any time suffer or incur, or become subject to, as a result or in connection with any occurrences, Losses or claims occurring on or after 12:01 a.m. on the date following the Closing Date.

     (b) Notwithstanding the provisions of Section 5.6(a), from and after the Closing Date, neither the Seller nor Viacom nor any of their respective Affiliates shall have any liability for workers' compensation claims (whether insured or self-insured) with respect to the Business in existence on the Closing Date or arising from any event or circumstance taking place or existing prior to, on or subsequent to the Closing Date, all of which shall be assumed by the Purchaser on the Closing Date; provided, however, the aggregate maximum liability of the Purchaser for such workers compensation claims with respect to the Business in existence on the Closing Date shall not exceed $50,000, after which point the Seller shall assume all liability for all such claims. The Purchaser shall take all steps necessary under any applicable Law to assume the liability for workers' compensation claims pursuant to this Section 5.6 and shall fully indemnify the Seller, Viacom and their respective Affiliates with respect to any liability, claim, damage, Loss or expense of any kind whatsoever arising out of or relating to any workers' compensation claim obligations assumed by the Purchaser hereunder. The Purchaser shall cooperate with the Seller, Viacom and their respective Affiliates in order to obtain the return or release of bonds or securities or indemnifications given by the Seller, Viacom or any of their respective Affiliates to any state in connection with workers' compensation claims with respect to the Business; and, in order to effectuate such return or release, the Purchaser shall, to the extent required by any state, post its own bonds, letters of credit, indemnifications or other securities in substitution therefor.

     SECTION 5.7. Letters of Credit. The Purchaser agrees to use its commercially reasonable efforts (a) to arrange for substitute letters of credit and the Purchaser guarantees to replace (i) the letters of credit and guarantees entered into by or on behalf of the Seller, Viacom or any of their respective Affiliates (other than the Company) outstanding as of the date of this Agreement in connection with the Business that are set forth on Section 5.7 of the Disclosure Schedule and (ii) any letters of credit and guarantees in connection with the Business entered into by or on behalf of the Seller or any of its Affiliates (other than the Company) in the ordinary course of business on or after the date of this Agreement and prior to the Closing with the consent of the Purchaser, such consent not to be unreasonably withheld (together the "Seller LOCs") or (b) to assume all obligations of reimbursement under each Seller LOC, obtaining from the creditor a full release of all parties liable, directly or indirectly, for reimbursement to the creditor in connection with amounts drawn under a Seller LOC under the terms of a Seller LOC. The Purchaser further agrees that to the extent the beneficiary under any Seller LOC refuses to accept any such substitute letter of credit or Purchaser guarantee proffered by the Purchaser, the Purchaser shall indemnify, defend and hold harmless the Seller, Viacom and their respective Affiliates against and reimburse them for any and all costs or expenses in connection with such Seller LOCs, including their expenses in maintaining such Seller LOCs whether or not any such Seller LOC is drawn upon, and shall in any event promptly reimburse the Seller, Viacom and their respective Affiliates to the extent any Seller LOC is called upon and such entity makes any payment thereunder or is obligated to reimburse the party issuing the Seller LOC.

     SECTION 5.8. Financing. The Purchaser covenants and agrees not to take any action between the date of this Agreement and the Closing Date that would reasonably be expected to make the Financing unavailable for any reason.

     SECTION 5.9. Further Action. (a) From and after the Closing Date, each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreement and give effect to the transactions contemplated hereby and thereby. Without limiting the foregoing, from and after the Closing, (i) the Seller shall do all things necessary, proper or advisable under applicable Laws as requested by the Purchaser to put the Purchaser in effective possession, ownership and control of the Assets (other than those contemplated by Section 5.5) and the Purchaser shall cooperate with the Seller for that purpose and (ii) the Purchaser shall do all things necessary, proper or advisable under applicable Laws as requested by the Seller to put the Seller (or such other Person as the Seller shall indicate) in effective possession, ownership and control of all assets not included within the Assets (including, without limitation, all assets contemplated by Section 5.5) and the Seller shall cooperate with the Purchaser for that purpose. All cash and other remittances not intended to be transferred to Seller pursuant to
Section 5.5 and all mail and other communications relating to the Assets or the Business received by the Seller shall be promptly turned over to the Purchaser by the Seller. All cash and other remittances, mail and other communications relating to any assets not included within the Assets or any business of the Seller or Viacom not included within the Business being purchased by the Purchaser hereunder that are received by the Purchaser shall be promptly turned over to the Seller (or such other Person as the Seller shall indicate) by the Purchaser.

     (b) The Seller shall have the right to retain copies of all books and records of the Company relating to periods ending on or prior to the Closing Date. For a period of ten years from the date hereof, the Purchaser shall maintain all books and records of the Company in its possession relating to periods ending on or prior to the Closing Date and shall make them, and any individuals responsible for the preparation and maintenance of such books and records, available to the Seller as may be reasonably requested by the Seller from time to time, including, without limitation, in connection with any action, case or proceeding by or against Seller or any of its Affiliates. If, at any time during such ten-year period, the Seller requires a copy of any such book or record, it shall have the right to promptly obtain a copy thereof (at the Seller's cost) from the Purchaser. The Purchaser also shall make such books, records and individuals available to Viacom to enable the Seller to comply with its obligations to Viacom under the Viacom Stock Purchase Agreement. Notwithstanding the foregoing, after the fifth anniversary of the date hereof, the Purchaser may, at its election, deliver (at its cost) to the Seller all such books and records, in which case the Purchaser shall be relieved of any further obligations under this
Section 5.9(b).

     SECTION 5.10. Ancillary Agreement. On the Closing Date, the Seller and the Purchaser shall execute and deliver (or, in the case of the Seller, shall cause one or more of its Affiliates to execute and deliver) the Ancillary Agreement to which it is a party.

     SECTION 5.11. Non-Competition.

     (a) The Seller acknowledges that reasonable limits on its ability to engage in activities competitive with the Purchaser are warranted to protect the Purchaser's substantial investment in acquiring the Company, its Shares, Assets and Business. Accordingly, the Seller hereby covenants and agrees that during the period commencing with the Closing Date and ending on the second anniversary of the Closing Date, the Seller shall not, and shall cause its direct and indirect Affiliates and Subsidiaries not to, engage in or actively participate in the business of providing patent annuity payment services, patent and trademark management software and other intellectual property services relating to patents and trademarks (a "Competing Business") or own, manage or operate any such Competing Business; provided, however that the foregoing shall not be breached as a result of (i) the ownership or other right of the Seller (or any of its Affiliates or Subsidiaries) to acquire an aggregate of 5% or less of any class of stock of a Person engaged, directly or indirectly, in a Competing Business; (ii) the acquisition of, holding by, operation of, or disposition by the Seller (or any of its Affiliates or Subsidiaries) of an interest in any Person following the Closing where 25% or less of the revenues of such Person as of the date of such acquisition derive from a Competing Business; (iii) the publication by the Seller (or any of its Affiliates or Subsidiaries) of any publication relating to the subject matter of intellectual property including, but not limited to, patents and trademarks; or (iv) the Seller (or any of its Affiliates or Subsidiaries) engaging in, participating in, owning, managing or operating any Competing Business that is engaged or participated in, owned, managed or operated by them on the Closing Date.

     (b) For the avoidance of doubt, for purposes of this Section 5.11, The Economist Group Limited and Lazard Brothers & Co., Limited and their respective direct and indirect Subsidiaries shall not be deemed to be Affiliates or Subsidiaries of the Seller.

     SECTION 5.12. Non-Solicitation. The Seller shall not, and shall cause each of its Affiliates not to, during the period beginning at the Closing and ending on the first anniversary of the Closing Date, solicit or recruit any employee of the Business or encourage any such employee to leave the employment of the Business; provided that this Section 5.12 shall not be breached as a result of a general solicitation that is not directed at the employees of the Business; provided further that this Section 5.12 shall not be breached unless the Purchaser shall have notified the Seller in writing that the Purchaser was aware of the potential breach hereof and, following receipt of such notice, the Seller shall have failed to use all reasonable efforts to end such soliciting or recruiting. For the avoidance of doubt, for purposes of this Section 5.12, The Economist Group Limited and Lazard Brothers & Co., Limited and their respective direct and indirect Subsidiaries shall not be deemed to be Affiliates of the Seller.

     SECTION 5.13. Closing Deliveries.

     (a) FIRPTA. The Seller shall cause the Company to provide to the Purchaser at the Closing a certificate in the form of Exhibit 5.13(a).

     (b) Resolutions. At the Closing, the Seller shall deliver to the Purchaser a true and complete copy, certified by the secretary or an assistant secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby.

     (c) Opinion. At the Closing, the Seller shall deliver to the Purchaser the legal opinion of Pearson plc in-house counsel, addressed to the Purchaser, in the form attached hereto as Exhibit 5.13(c).

     SECTION 5.14. Additional Financial Statements and Information.

     (a) Prior to the Closing Date, the Seller shall have provided to the Purchaser the audited consolidated balance sheet, statement of income and statement of cash flows of the Company for the year ended December 31, 1998 (the "Audited Financial Statements").

     (b) The Seller shall engage PricewaterhouseCoopers ("PwC") to perform the audit of the Audited Financial Statements. PwC's audit fees, including actual out-of-pocket expenses, shall be paid by the Seller and the Purchaser shall reimburse the Seller for the actual amounts paid to PwC for such audit services; provided, however, that the Purchaser shall not be required to reimburse the Seller for such amounts in excess of $100,000. Such reimbursement shall be due to the Seller within 30 days of presentment of the invoice therefor to the Purchaser. The Audited Financial Statements shall be presented in accordance with GAAP, consistently applied and in accordance with Regulation S-X as promulgated by the Securities and Exchange Commission. The Seller shall use its commercially reasonable efforts to cause PwC to provide, in connection with the Audited Financial Statements, PwC's unqualified opinion that the Audited Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Business as of the date indicated and for the periods then ended in conformity with GAAP.

     (c) Prior to the Closing Date, the Seller shall deliver to the Purchaser copies of the monthly management accounts with respect to the Business that are prepared by the Seller, within 15 days of the end of each month.

                                   ARTICLE VI.

                                EMPLOYEE MATTERS

     SECTION 6.1. Employees.

     (a) Following execution of this Agreement, the Seller shall provide the Purchaser with a true and complete list showing the names and current annual salary rates of all of the Business Employees as of the date hereof. Purchaser shall assume responsibility for all salary and bonus obligations under the bonus plans listed on Section 3.13(a) of the Disclosure Schedule with respect to the Business Employees, provided, however, that the Seller or an Affiliate shall retain responsibility for any bonus payable to the President of the Company by reason of the performance of Pearson Education, Inc. under the Pearson Executive Incentive Plan that is attributable to the pre-Closing portion of 1999.

     (b) During the 12-month period commencing on the Closing Date, the Purchaser shall provide the Business Employees with employee benefits that are no less favorable than those made available by the Purchaser to its similarly situated employees. To the extent that service is relevant for eligibility and vesting (and with respect to benefit accruals, solely for purposes of calculating entitlement to vacation and sick days and retiree medical and dental benefits) under any retirement plan, employee benefit plan, program or arrangement established or maintained by the Purchaser or any of its Subsidiaries for the benefit of Business Employees, such plan, program or arrangement shall credit such Business Employees for service on or prior to the Closing with the Company, the Seller, Viacom or any Affiliate or predecessor of any of such entities. Except as provided otherwise in this Article VI, the terms and conditions of the Business Employees' employment with the Company shall be upon such terms and conditions as the Company, in its sole discretion, shall determine, and nothing herein expressed or implied by this Agreement shall confer upon any Business Employee, or legal representative thereof, any rights or remedies, including, without limitation, any right to employment, or for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement. As of the Closing Date, the Company shall cease to participate in any and all benefit plans, programs and arrangements that are sponsored by the Seller and its Affiliates (other than the Company).

     (c) The Purchaser shall assume responsibility for all payroll obligations (including without limitation the satisfaction of all payroll withholding tax obligations) for the Business for all payroll periods ending on or after the Closing Date. If the Closing takes place on a day such that a payroll period begins prior to the Closing Date and ends on or after the Closing Date (such payroll period, a "Straddle Period"), then the Seller shall reimburse the Purchaser for the Seller's proportionate share of the salaries, wages and payroll taxes (reduced by all amounts that the Seller or its Affiliates otherwise would have withheld for benefit plan coverages for the Seller's portion of such Straddle Period) for the Business Employees for such Straddle Period, such proportionality to be determined on the basis of the number of working days occurring from the start of such Straddle Period to and including the day prior to the Closing Date relative to the total number of working days in such Straddle Period. After the Purchaser has satisfied all such payroll obligations with respect to the Straddle Period, the Purchaser shall notify the Seller of the aggregate amount of such payroll obligations. Promptly after its receipt of such notice, the Seller shall pay to the Purchaser the amount due to the Purchaser pursuant to this Section 6.1(c).

     SECTION 6.2. Health and Welfare Benefits.

     (a) The Seller shall retain responsibility for all medical/dental, life insurance and disability benefits (collectively referred to herein as "Welfare Type Plans") in respect of claims covered by such plans that are incurred by Business Employees and their dependents prior to the Closing Date. The Purchaser shall be responsible for all covered claims incurred on or after the Closing Date by Business Employees and their dependents under all Welfare Type Plans that are maintained by the Purchaser for the Business Employees and their dependents. For purposes of this Section 6.2(a), claims shall be deemed to have been incurred: (i) with respect to all death or dismemberment claims, on the actual date of death or dismemberment; (ii) with respect to all disability claims, other than short-term disability or salary continuation benefits, on the date the claimant became unable to perform his or her regular duties of employment, in the case of an employee claimant; (iii) with respect to short-term disability or salary continuation claims, on each day for which income benefits are payable to the claimant; and (iv) with respect to all medical/dental claims, on the date the service was received or the supply was purchased by the claimant; provided, however, a medical claim relating to a claimant's continuous hospitalization for up to a period of two weeks following the Closing Date shall be deemed to be incurred prior to the Closing Date if the claimant was first hospitalized prior to the Closing Date.

     (b) The Purchaser shall waive limitations on benefits relating to any preexisting conditions and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Business Employees and their respective dependents under the Seller's and its Affiliates' medical and dental plans in the calendar year in which the Closing Date occurs.

     (c) As of the Closing, the Purchaser shall assume, or cause the Company or one its Affiliates to assume, the obligations of the Seller and its Affiliates for the provision of retiree medical and dental benefits described on Section 3.13(b) of the Disclosure Schedule (whether through participation in the Purchaser's equivalent plans or by establishing a new retiree medical and dental plan) to all Business Employees and their eligible dependents (upon becoming eligible to begin receiving such benefits). In fulfillment of this obligation, the Purchaser agrees that for a period of at least 12 months following the Closing, it will provide such benefits that are substantially equivalent to, and no less favorable in value than, those provided to retirees by the Seller and its Affiliates immediately prior to the Closing Date. The Company and the Purchaser shall have no liability or other obligation to Former Business Employees or their dependents in respect of any retiree medical or dental benefit plan maintained by the Seller and its Affiliates.

     (d) Following the Closing Date, (i) the Purchaser shall provide continuation health care coverage to all Business Employees and their qualified beneficiaries who incur a qualifying event on and after the Closing Date in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title 1, Subtitle B, Part 6 of ERISA ("COBRA") and (ii) the Seller and its Affiliates shall be responsible for providing COBRA coverage to Business Employees and their qualified beneficiaries and Former Business Employees and their qualified beneficiaries to whom the Seller or any of its Affiliates is, on the Closing Date, providing such continuation coverage or to whom the Seller or any of its Affiliates is under an obligation to provide such continuation coverage at the election of such Business Employee, Former Business Employee or qualified beneficiary.

     SECTION 6.3. Retirement Plans. The Seller or one of its Affiliates shall retain responsibility for all benefits of the Business Employees under the Pearson Inc. Pension Equity Plan, the Pearson Inc. Excess Savings and Investment Plan and the Pearson Inc. Savings and Investment Plan accrued as of the Closing and the Company and the Purchaser shall have no liability thereunder from and after the Closing Date.

     SECTION 6.4. Severance Provisions. The Purchaser shall assume, or cause the Company or one of its Affiliates to assume, the obligations of the Seller and its Affiliates to provide severance payments under the agreements with certain Business Employees listed on Section 6.04 of the Disclosure Schedule. The Seller or its Affiliates shall retain responsibility for all stay bonus payments under the agreements with certain Business Employees listed on Section 6.04 of the Disclosure Schedule.

     SECTION 6.5. Indemnity. Anything in this Agreement to the contrary notwithstanding (including Section 10.1), the Purchaser hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates against and reimburse the Seller and its Affiliates for any Losses that the Seller and its Affiliates may at any time suffer or incur, or become subject to, as a result of or in connection with (a) any claim made by any Business Employee against the Seller or any of its Affiliates for any severance or termination benefits pursuant to any Pearson Plan, (b) any suit or claim of violation brought against the Seller or any of its Affiliates under the Workers Adjustment and Retraining Notification Act for any actions taken by the Purchaser or its Subsidiaries on or after the Closing Date with respect to any facility, site of employment or operating unit, (c) any suit or claim of violation brought against the Seller or any of its Affiliates under the continuation health care coverage requirements of COBRA for failure by the Purchaser or the Company to provide such continued coverage as provided in Section 6.2(d) at the election of the Business Employees, or qualified beneficiaries, (d) any claim for payments of benefits by Business Employees or their respective beneficiaries that the Purchaser has agreed to assume hereunder or with respect to any benefit arrangement that the Purchaser has agreed hereunder to maintain for such individuals (or in which the Purchaser has agreed hereunder to permit such individuals to participate), (e) any claim of employment discrimination or wrongful discharge by the Purchaser or the Company, including, but not limited to, discrimination in the Purchaser's hiring or termination of any employees, (f) any claim by any Business Employee for severance payments under any of the agreements listed on Section 6.4 of the Disclosure Schedule. Anything in this Agreement to the contrary notwithstanding (including Section 10.1), the Seller and its Affiliates hereby agree to indemnify, defend and hold harmless the Company and its Affiliates against and reimburse the Company and its Affiliates for any Losses that the Company and its Affiliates may at any time incur, or become subject to, in connection with the benefit obligations and liabilities provided under the Pearson Plans sponsored by the Seller or its Affiliates (other than the Company), except to the extent that such obligations and liabilities are expressly assumed by the Purchaser, the Company or their Affiliates under this
Article VI. Without limiting the scope of the preceding sentence, the indemnity contained therein shall extend to the obligation to pay stay bonuses under the agreements listed on Section 6.4 of the Disclosure Schedule.

     SECTION 6.6. No Third-Party Beneficiaries. Nothing in this Article VI or elsewhere in this Agreement shall be deemed to make any present or future Business Employees or Former Business Employees third-party beneficiaries of this Agreement.

                                  ARTICLE VII.

                                   TAX MATTERS

     SECTION 7.1. Tax Indemnities.

     (a) From and after the Closing Date, the Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Purchaser and the Company against and reimburse the Purchaser and the Company for all Pre-Closing Taxes. For purposes of this Agreement, "Pre-Closing Taxes" shall mean (i) all liability for Taxes of the Company for Pre-Closing Tax Periods; (ii) all liability resulting by reason of the several liability of the Company pursuant to Treasury Regulations ss. 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; (iii) all liability attributable to any misrepresentation or breach of warranty made by the Seller in Section 3.14 of this Agreement; (iv) all liability for Taxes attributable to transactions described in Section 5.5; and
(v) all liability for Taxes of any other Person pursuant to any contractual agreement entered into by the Seller or the Company before the Closing; provided, however, that no indemnity shall be provided under this Agreement for any Tax resulting from any transaction of the Company occurring on the Closing Date but after the Closing that is not in the ordinary course of business.

     (b) From and after the Closing Date, the Company shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Seller, Viacom and their respective Affiliates against and reimburse the Seller, Viacom and their respective Affiliates for all Taxes that the Seller, Viacom and their respective Affiliates may at any time suffer or incur, or become subject to, as a result of, or in connection with, the Company that are not subject to indemnification pursuant to paragraph (a) of this Section 7.1, including, but not limited to, Taxes resulting from any transaction of the Company occurring on the Closing Date but after the Closing that is not in the ordinary course of business.

     (c) Payment by the indemnitor of any amount due to the indemnitee under this Section 7.1 shall be made within 10 days following written notice by the indemnitee that payment of such amounts to the appropriate Tax authority is due by the indemnitee; provided, that the indemnitor shall not be required to make any payment earlier than two Business Days before it is due to the appropriate Tax authority. In the case of a Tax that is contested in accordance with the provisions of Section 7.3, payment of the Tax to the appropriate Tax authority will not be considered to be due earlier than the date that a final determination to such effect is made by such Tax authority or a court.

     (d) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date. Any credit shall be prorated based upon the fraction employed in clause (i) of the next preceding sentence. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.1(d) shall be computed by reference to the level of such items on the Closing Date.

     SECTION 7.2. Refunds and Tax Benefits.

     (a) The Seller shall be entitled to any refund or credit (including any interest paid or credited with respect thereto), and the Purchaser shall promptly pay to the Seller any such refund or credit of Taxes (including any interest paid or credited with respect thereto) received by the Purchaser or the Company (i) relating to Tax periods or portions thereof ending on or before the Closing Date (including, without limitation, any refund or credit attributable to any net operating loss of the Company arising in any Tax period ending on or before the Closing Date (a "Pre-Closing Date NOL") that is utilized by the Purchaser in any Tax period beginning after the Closing Date, provided, however, that the Purchaser shall have no obligation to the Seller under this clause (i) with respect to a Pre-Closing Date NOL that arises as a result of the amendment of a Tax Return or the resolution of any Contest with respect to a Pre-Closing
Tax) or (ii) attributable to an amount for which the Seller is responsible under
Section 7.1(a) hereof. At the Seller's request, the Purchaser shall certify as to the amount of any refund or credit received by the Purchaser or the Company as to any year, and provide such information as the Seller may reasonably request regarding such certification. The Seller may utilize any Pre-Closing Date NOL on any Tax Return for any Tax period ending on or before the Closing Date and shall have no obligation of any nature to indemnify the Purchaser with respect to the utilization of such Pre-Closing Date NOL. The Purchaser shall, if the Seller so requests and at the Seller's expense, cause the Company to file for and obtain any refund determined by the Seller to be due to the Seller. The Purchaser shall permit the Seller to control (at the Seller's expense) the prosecution of any such refund claimed, and shall cause the Company to authorize by appropriate power of attorney such Persons as the Seller shall designate to represent the Company with respect to such refund claimed. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 7.2(a) is subsequently reduced or disallowed, the Seller shall indemnify, defend and hold harmless the Company against and reimburse the Company for any Tax liability, including interest and penalties, assessed against the Company by reason of the reduction or disallowance.

     (b) If, as a result of any payment by the Seller, the Company or their Affiliates on or prior to the Closing Date of any amounts with respect to which the timing of any available deduction would be determined under Section 404 of the Code or at any time of any amounts pursuant to the Seller's obligations under Section 6.4, the Purchaser or the Company becomes entitled to any deductions or tax credits in any Tax period or portion thereof ending after the Closing Date (a "Post-Closing Date Tax Benefit"), then the Purchaser shall pay the Seller an amount equal to the Tax savings resulting from such Post-Closing Date Tax Benefit to the extent the Seller is not able to otherwise reduce an amount payable to the Purchaser pursuant to Section 7.1(a). The amount of any such Tax savings for any Tax period shall be the amount of the reduction in Taxes reflected on any Tax Return for such Tax period as compared to the Taxes that would have been reflected on such Tax Return in the absence of such Post-Closing Date Tax Benefit. All payments to the Seller pursuant to this
Section 7.2(b) shall be made within 30 days after the filing of a Tax Return for the Tax period in which a Post-Closing Date Tax Benefit results in a reduction in the Taxes paid by the Purchaser. At the Seller's request, the Purchaser shall certify as to the amount, if any, due to the Seller pursuant to this Section 7.2(b) as to any year, and provide such information as the Seller may reasonably request regarding such certification.

     (c) The Purchaser agrees that it will not carry back to any Tax period ending on or before the Closing Date any net operating loss or other Tax attribute that arose in a Tax period beginning after the Closing Date if such net operating loss or Tax attribute would be carried back to a consolidated, combined or unitary Tax Return that includes the Seller, Viacom or their respective Affiliates.

     SECTION 7.3. Contests.

     (a) After the Closing, the Purchaser shall promptly notify the Seller in writing of any demand or claim received by the Purchaser or the Company from any Tax authority or other party with respect to Taxes for which the Seller is liable pursuant to Section 7.1(a). Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. If the Purchaser fails to give the Seller prompt notice of an asserted Tax liability as required by this Section 7.3, then (i) if the Seller (or its designee) is precluded by the failure to give prompt notice from contesting the asserted Tax liability in both the administrative and judicial forums, and the Seller is materially prejudiced as a result, then the Purchaser shall have sole responsibility for such Tax liability or (ii) if the Seller (or its designee) is not precluded from contesting but such failure to give prompt notice results in a detriment to the Seller (or its designee), then any amount that the Seller is otherwise required to pay to the Purchaser pursuant to Section 7.1 with respect to such liability shall be reduced by the amount of such detriment.

     (b) The Seller (or its designee) may elect to control the conduct, through counsel of its own choosing and at its own expense, of any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 7.1(a) (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "Contest"). If the Seller (or its designee) elects to control a Contest, it shall within 30 calendar days of receipt of the notice of asserted Tax liability notify the Purchaser of its intent to do so, the Seller (or its designee) shall have all rights to settle, compromise and/or concede such asserted liability and the Purchaser shall cooperate and shall cause the Company or any of its successors to cooperate, at the reasonable expense of the Seller, in each phase of such Contest; provided, however, that the Seller shall not, other than in good faith based on the merits, enter into any compromise or settlement of such Contest that would result in any Tax detriment to the Purchaser or the Company. If the Seller elects not to control the Contest, fails to notify the Purchaser of its election as herein provided or contests its obligation to indemnify under Section 7.1(a), the Purchaser or the Company may pay, compromise or contest, at its own expense (to be reimbursed by the Seller to the extent of reasonable third-party expenses), such asserted liability. However, in such case, neither the Purchaser nor the Company may settle or compromise any asserted liability over the objection of the Seller; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Seller (or its designee) may participate, at its own expense, in the Contest. If the Seller (or its designee) chooses to control the Contest, the Purchaser shall promptly empower and shall cause the Company or any of its successors promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of the Seller (or its designee) as it may designate to represent the Purchaser, the Company or any of their successors in the Contest insofar as the Contest involves an asserted Tax liability for which the Seller would be liable under Section 7.1(a).

     SECTION 7.4. Preparation of Tax Returns. The Seller shall prepare and file or shall cause to be prepared and filed all U.S. federal, state, local and foreign income and franchise Tax Returns relating to the Company for any Tax period ending on or prior to the Closing Date and shall pay any Taxes due thereon. The parties agree that if the Company is permitted, but not required, under applicable state, local or foreign income or franchise tax laws to treat the Closing Date as the last day of a Tax period, they will treat the Tax period as ending on the Closing Date. The Seller or its designee shall prepare and file all other Tax Returns for any period ending on or prior to the Closing Date to the extent the Seller or its designee previously was responsible for the preparation and filing of such Tax Returns for the immediately preceding Tax period and shall pay any Taxes due thereon. The Purchaser shall prepare and timely file or cause the Company to prepare and timely file all Tax Returns for which the Seller is not responsible pursuant to this Section 7.4 and the Seller shall promptly reimburse the Company for any portion of the Taxes due on such returns that constitutes a Pre-Closing Tax. The Purchaser will deliver to the Seller (or its designee) for its review and approval a complete and accurate copy of each Tax Return required to be filed by the Purchaser or the Company under this Section 7.4 for Tax periods that include the Closing Date, and any amendment to such Tax Return, at least 30 days prior to the date such Tax Return is filed with the appropriate Tax Authority.

     SECTION 7.5. Cooperation and Exchange of Information. The Seller, the Purchaser and the Company will provide each other (and in the case of the Purchaser and the Company, shall provide any Person designated by the Seller) with such cooperation and information as any of them reasonably may request of another in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include the preparation of tax packages for the Seller (or its designee) in substantially the same form and at the same time in which such information customarily was provided to the Seller or Viacom in previous Tax periods and providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax authorities. Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each such party will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of (a) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by another party in writing of such extensions for the respective Tax periods, or (b) eight years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 7.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

     SECTION 7.6. Conveyance Taxes. Except with respect to the matters contemplated by clause (i) of Section 7.1(a), the Purchaser agrees to assume liability for and to pay all sales, value added, transfer, stamp, registration, real property transfer or gains and similar Taxes incurred as a result of the transactions contemplated hereby and to file all required change of ownership and similar statements. In addition, the Purchaser agrees to indemnify the Seller and its Affiliates for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) incurred by the Seller and its Affiliates arising out of the Purchaser's failure to make timely or full payments of such Taxes.

     SECTION 7.7. Miscellaneous.

     (a) The parties agree to treat all payments made under Article X and the Articles and Sections listed in Section 10.4(a) as adjustments to the purchase price for Tax purposes.

     (b) Except as expressly provided otherwise and except for the representations contained in Section 3.14 of this Agreement, this Article VII shall be the sole provision governing Tax matters and indemnities therefor under this Agreement.

     (c) For purposes of this Article VII, all references to the Purchaser or the Seller include successors thereto.

                                  ARTICLE VIII.

                              CONDITIONS TO CLOSING

     SECTION 8.1. Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

     (a) HSR Act; Other Governmental Consents and Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

     (b) No Governmental Order. There shall be no Governmental Order in existence which expressly prohibits the transactions contemplated by this Agreement and the Ancillary Agreement; and

     (c) Ancillary Agreement. The Purchaser shall have executed and delivered to the Seller the Ancillary Agreement.

     SECTION 8.2. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

     (a) HSR Act; Other Governmental Consents and Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

     (b) No Governmental Order. There shall be no Governmental Order in existence which expressly prohibits the transactions contemplated by this Agreement and the Ancillary Agreement;

     (c) Ancillary Agreement. The Seller shall have executed and delivered, or caused to be executed and delivered, to the Purchaser the Ancillary Agreement;

     (d) Financial Statements. The Purchaser shall have received the Audited Financial Statements together with the unqualified opinion and report thereon of PwC;

     (e) FIRPTA. The Purchaser shall have received the certificate described in
Section 5.13(a);

     (f) Resolutions. The Purchaser shall have received the resolutions of the Seller described in Section 5.13(b);

     (g) Opinion. The Purchaser shall have received the legal opinion described in Section 5.13(c); and

     (h) Agreements and Covenants. (i) The representations and warranties of the Seller set forth in Sections 3.1, 3.2 (first sentence only), 3.3, 3.6, 3.7, 3.12(a) (first and second sentences only), 3.12(b) (subsection (i) only), 3.12(c)-(d), 3.12(e) (second sentence only), 3.12(f) (subsection (i) only), 3.12(g)-(h) and 3.19 of this Agreement shall be true and correct in all material respects as of the HSR Date as though made on and as of the HSR Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date (provided, that any representation or warranty that is qualified by materiality (including, without limitation, by reference to a Material Adverse Effect) shall be true in all respects as of the HSR Date, or as of such particular date, as the case may be), except in any case (other than Section 3.3) for such failures to be true and correct which would not, individually or in the aggregate, have a Material Adverse Effect; (ii) the Seller shall be in compliance, in all material respects, as of the HSR Date with the covenants contained in Section 5.1 of this Agreement; and (iii) the Seller shall have delivered to the Purchaser a certificate of the Seller to such effect signed by a duly authorized officer thereof.

     SECTION 8.3. Fulfillment of Conditions. Provided that the Seller has delivered to the Purchaser in good faith the certificate described in Section 8.2(h)(iii), the conditions set forth in Section 8.2(h) shall be deemed fulfilled as of the HSR Date if the Purchaser has not before that date terminated this Agreement pursuant to Section 9.1(d).

                                   ARTICLE IX.

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1. Termination. This Agreement may be terminated at any time prior to the Closing (except as limited as to time in paragraph (b) below):

     (a) by the mutual written consent of the Seller and the Purchaser;

     (b) by the Seller or the Purchaser, if the Closing shall not have occurred on or prior to the 120th day following the date hereof; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the party seeking such termination if such party's failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

     (c) by the Seller in the event a condition set forth in Section 8.1 becomes incapable of being fulfilled; or

     (d) by the Purchaser in the event a condition set forth in Section 8.2 becomes incapable of being fulfilled.

     SECTION 9.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as set forth in Sections 5.3, 5.14(b), 9.2, 9.4 and 11.2; provided, however, that nothing herein shall relieve either the Seller or the Purchaser from liability for any breach of this Agreement or failure to perform hereunder.

     SECTION 9.3. Waiver. At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

     SECTION 9.4. Termination Fee. If the condition to the obligations of the Purchaser set forth in Section 8.2(d) is satisfied or waived but the Closing does not occur as a result of a breach of this Agreement by the Purchaser, then the Purchaser shall pay to the Seller a termination fee of $2,000,000. Such termination fee shall be payable in cash no later than one Business Day following the delivery of notice by the Seller to the Purchaser that such payment is due. To the extent the Purchaser does not make such payment when due, interest shall accrue thereon at the Interest Rate from the date due until the date payment of such fee is made. Notwithstanding the foregoing and notwithstanding any payment of such termination fee, the Purchaser shall remain liable to the Seller for all of the Seller's Losses arising from or related to any such termination or failure to close; provided, that the amount of any Seller Losses shall be reduced by the amount of the termination fee paid by the Purchaser.

                                   ARTICLE X.

                                 INDEMNIFICATION

     SECTION 10.1. Indemnification by the Purchaser.

     (a) Subject to Section 11.1 in the case of clauses (i) and (ii) below, the Purchaser shall indemnify, defend and hold harmless the Seller, its Affiliates and any other Person that is party to the Ancillary Agreement and their respective employees, officers and directors (collectively, the "Seller Indemnified Parties") against and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including in respect of any Action brought by any Governmental Authority or any other Person) including reasonable attorneys' and consultants' fees and expenses and other legal costs and expenses reasonably incurred in prosecution, investigation, remediation, defense or settlement (collectively, "Losses"), that such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

     (i) the inaccuracy of any representations and warranties made by the Purchaser or any of its Affiliates in this Agreement or the Ancillary Agreement;

     (ii) any failure by the Purchaser or any of its Affiliates to perform any of its covenants or agreements under this Agreement or the Ancillary Agreement; or

     (iii) any claim or cause of action by any party arising before, on or after the Closing Date against any Seller Indemnified Party with respect to the Assets, the Business or the operations of the Company, except for any claims with respect to which the Seller is obligated to indemnify the Purchaser Indemnified Parties under Section 10.2 hereof.

     (b) Notwithstanding any other provision to the contrary, the Purchaser shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against or reimburse any Seller Indemnified Party for any Losses pursuant to subclause (i) or (ii) of Section 10.1(a) unless the Seller has notified the Purchaser in writing in accordance with Section 10.3(a) of a pending or threatened claim with respect to such matters within the applicable survival period set forth in Section 11.1.

     SECTION 10.2. Indemnification by the Seller.

     (a) Subject to Section 11.1 hereof, the Seller shall indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective employees, officers and directors (collectively, the "Purchaser Indemnified Parties") against, and reimburse any Purchaser Indemnified Party for, any and all Losses that such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

     (i) the inaccuracy of any representations and warranties made by the Seller or any of its Affiliates in this Agreement or the Ancillary Agreement; or

     (ii) any failure by the Seller or any of its Affiliates to perform any of its covenants or agreements under this Agreement or the Ancillary Agreement.

     (b) Notwithstanding any other provision to the contrary and except as provided in Section 7.1(a), the Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against or reimburse any Purchaser Indemnified Party for any Losses pursuant to Section 10.2(a) above,
(i) if such claim or demand otherwise was raised (whether or not accepted) in connection with the Purchase Price adjustment procedures set forth in Section 2.6, (ii) unless the Purchaser has notified the Seller in writing in accordance with Section 10.3(a) of a pending or threatened claim with respect to such matters within the applicable survival period set forth in

Section 11.1, (iii) with respect to any claim, unless such claim involves Losses in excess of $10,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the Purchaser Indemnified Parties' Losses), and (iv) until the aggregate amount of the Purchaser Indemnified Parties' Losses exceeds $500,000, in which case the Seller shall be obligated for all of the Purchaser Indemnified Parties' Losses that have aggregated to such amount; provided, however, that the cumulative indemnification obligation of the Seller under this Article X in respect of
Section 10.2(a) shall in no event exceed the Purchase Price.

     (c) In all cases (except with respect to the representations and warranties set forth in Sections 3.7 and 3.12(i)), in determining whether there has been a breach of a representation and warranty by the Seller, or in determining the amount of any indemnifiable Losses, such representations and warranties shall be read without regard to any "Material Adverse Effect" qualifier therein.

     SECTION 10.3. Notification of Claims.

     (a) A party that may been titled to be indemnified pursuant to Section 10.1 or 10.2 (the "Indemnified Party") shall promptly notify the party liable for such indemnification (the "Indemnifying Party") in writing of any pending or threatened claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except and only to the extent the Indemnifying Party is materially prejudiced by such failure. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article X within 30 days after the receipt of written notice thereof from the Indemnified Party.

     (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 10.3(a), and if such claim or demand relates to a pending or threatened claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify, defend and hold harmless the Indemnified Party against or reimburse the Indemnified Party for under Section 10.1 or 10.2, the Indemnifying Party shall have the right to defend such claim or demand and if it elects to defend such claim or demand, it shall employ counsel reasonably acceptable to the Indemnified Party to defend such claim or demand asserted against the Indemnified Party. The Indemnified Party and the Indemnifying Party shall each have the right to participate in the defense of any claim or demand for which it is not controlling the defense, at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under
Section 10.3(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by the Indemnifying Party for its use in defending any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. The Indemnifying Party shall not settle or compromise any such claim or demand, unless the Indemnified Party is given a full, complete and unconditional release of any and all liability by all relevant parties relating thereto.

     SECTION 10.4. Exclusive Remedies.

     (a) In the absence of a fraudulent or intentional misrepresentation, omission or breach of this Agreement, following the Closing, except for performance of the obligations set forth in Article II and Sections 5.3 and 5.9 and except for the indemnification obligations specified in Sections 5.2(b), 5.6, 5.7 and 10.4(b) and in Article VI and Article VII, the Seller and the Purchaser acknowledge and agree that the indemnification provisions of Sections
10.1 and 10.2 shall be the sole and exclusive remedies of the Seller and the Purchaser, respectively, for any breach of the representations or warranties herein or nonperformance of any covenants and agreements herein of the other party.

     (b) Subject to the Purchaser's right to indemnification pursuant to Section 10.2, from and after the Closing Date, (i) the Purchaser hereby fully releases the Seller Indemnified Parties and Viacom, its Affiliates and their respective employees, officers and directors (the "Viacom Indemnified Parties") from any Environmental Liability incurred by the Purchaser, its parents, Subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their officers, directors, employees and agents; (ii) the Purchaser hereby waives on its behalf and on behalf of its parents, Subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their officers, directors, employees and agents, to the fullest extent permitted under applicable law, any claim or remedy against the Seller Indemnified Parties or the Viacom Indemnified Parties now or hereafter available under any applicable Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act or any similar federal or state law, whether or not in existence on the date hereof; and (iii) the Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties and the Viacom Indemnified Parties against and reimburse the Seller Indemnified Parties and the Viacom Indemnified Parties for all Environmental Liabilities that the Seller, Viacom, any of their respective Subsidiaries, divisions and Affiliates, any of their respective predecessors, successors and assigns, or any of their respective officers, directors, employees and agents may at any time suffer or incur, or become subject to, as a result of or in connection with any Environmental Liability.

     SECTION 10.5. Certain Adjustments. For all purposes of this Article X, "Losses" shall be net of (i) any insurance payable to the Indemnified Party from its own insurance policies in connection with the facts giving rise to the right of indemnification and (ii) any actual reduction in Tax to the Indemnified Party.

                                   ARTICLE XI.

                               GENERAL PROVISIONS

     SECTION 11.1. Survival. The representations, warranties, covenants and agreements of the Seller and the Purchaser contained in or made pursuant to this Agreement and the Ancillary Agreement or in any certificate furnished pursuant hereto or thereto shall terminate at the Closing, except that (a) the representations and warranties made in Article III and Article IV shall survive in full force and effect until the date that is eighteen months after the Closing Date, provided, however, that the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.13, 3.14, 3.15 and 3.17 shall survive in full force and effect until the expiration of the applicable statute of limitations, (b) the covenants and agreements made in this Agreement or the Ancillary Agreement that are to be performed in whole or in part subsequent to the Closing Date and that do not, by their terms, expire on a date certain, and in Sections 5.2(b), 5.3, 5.6, 5.7 and 5.9 and in Article VI, Article VII, Article X and Article XI of this Agreement shall survive in full force and effect until 60 days following the expiration of any applicable statute of limitations and otherwise, indefinitely, (c) the covenants and agreements made in Article II shall survive in full force and effect until such time as fully complied with and (d) the covenants and agreements made in this Agreement or the Ancillary Agreement that are to be performed in whole or in part subsequent to the Closing Date and that, by their terms, expire on a date certain, shall survive until such date certain.

     SECTION 11.2. Expenses. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 11.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile (followed by delivery of a copy via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.3):

                          (a) if to the Seller:

                              Pearson Services Limited
                              c/o Pearson Education, Inc.
                              One Lake Street
                              Upper Saddle River, New Jersey 07458
                              Attention: Robert Dancy, Esq.
                              Telecopier: (201) 818-8749

                              with copies to:

                              Pearson Inc.
                              30 Rockefeller Plaza
                              50th Floor
                              New York, NY 10112
                              Attention:  President
                              Telecopier:  (212) 641-2500

                              Pearson plc
                              3 Burlington Gardens
                              London W1X 1LE
                              Attention: Company Secretary
                              Telecopier: 011-44-171-411-2390

                              Morgan, Lewis & Bockius LLP
                              101 Park Avenue
                              New York, New York 10178
                              Attention: Charles Engros, Esq.
                              Telecopier: (212) 309-6273

                          (b) if to the Purchaser:

                              Information Holdings Inc.
                              2777 Summer Street
                              Stamford, Connecticut 06905
                              Attention: Mason P. Slaine
                              Telecopier: (203) 961-1431


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


                              with a copy to:

                              Willkie Farr & Gallagher
                              787 Seventh Avenue
                              New York, New York 10019
                              Attention:  Steven J. Gartner, Esq.
                              Telecopier: (212) 728-8111

     SECTION 11.4. Public Announcements. Except as may be required by Law or stock exchange rules, no party to this Agreement shall make any public announcements in respect of this Agreement or the Ancillary Agreement or the transactions contemplated hereby or thereby or otherwise communicate with any news media without the consent of the other party (such consent not to be unreasonably withheld). With respect to any such public announcement, the parties shall cooperate as to the timing (giving preference to timing considerations warranted by the listing of Seller's corporate parent on the London Stock Exchange) and contents of any such announcement.

     SECTION 11.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 11.6. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     SECTION 11.7. Entire Agreement. This Agreement and the Ancillary Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, between the Seller and the Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein.

     SECTION 11.8. Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that the Purchaser and the Seller may assign any or all of its rights and obligations under this Agreement to any of its Affiliates; provided that no such assignment shall release the Purchaser and the Seller from any liability hereunder.

     SECTION 11.9. No Third-Party Beneficiaries. Except as provided in Article X and in Sections 5.2(b), 5.6, 5.7 and 7.1(b), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 11.10. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Seller and the Purchaser.

     SECTION 11.11. Sections and Schedules. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for all other Sections and Schedules of this Agreement.

     SECTION 11.12. Governing Law; Submission to Jurisdiction, Waivers. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. Each of the Seller and the Purchaser agrees that any dispute relating to or arising from this Agreement or the transactions contemplated hereby shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the Seller and the Purchaser hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal suit, Action or proceeding relating to this Agreement or the Ancillary Agreement or the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such suit, Action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court;

     (b) consents that any such suit, Action or proceeding may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action or proceeding in any such court or that such Action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such suit, Action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.3; and

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law.

     SECTION 11.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 11.14. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     SECTION 11.15. Guarantee. Pearson Inc. hereby agrees to guarantee performance by the Seller of its obligations under this Agreement.

     SECTION 11.16. Recovery of Litigation Expenses. In connection with any Action or proceeding between the Seller, the Purchaser and their respective Affiliates arising out of or related to this Agreement or the Ancillary Agreement, the prevailing party in such Action or proceeding shall be entitled to recover all of its costs and expenses in connection with such Action or proceeding, including, without limitation, all costs and expenses in investigating and prosecuting or defending such Action or proceeding, including, without limitation, reasonable fees and expenses of counsel, auditors and other consultants.

                                                      [signature page to follow]

     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        PEARSON SERVICES LIMITED


                                        By /s/ Philip Hoffman
                                          --------------------------------
                                          Name:  Philip Hoffman
                                          Title: Attorney in Fact


                                        INFORMATION HOLDINGS INC.


                                        By /s/ Mason P. Slaine
                                          --------------------------------
                                          Name:  Mason P. Slaine
                                          Title: President


                                        For purposes of Section 11.15 only:


                                        PEARSON INC.


                                        By /s/ Philip Hoffman
                                          --------------------------------
                                          Name:  Philip Hoffman
                                          Title: President